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                                                                       Exhibit 2


                                                                  EXECUTION COPY








                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                            EQUITABLE RESOURCES, INC.

                              STATOIL ENERGY, INC.,

                          STATOIL ENERGY HOLDINGS, INC.

                                       AND

                           STATOIL NORTH AMERICA INC.

                                   DATED AS OF

                                DECEMBER 31, 1999







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                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (together with the appendix and all exhibits and schedules attached hereto, this "Agreement"), dated as of December 31, 1999, is entered into by and among Statoil North America Inc., a Delaware corporation ("Majority Shareholder"), Statoil Energy, Inc., a Virginia corporation (the "STEN Parent"), Statoil Energy Holdings, Inc., a Delaware corporation ("STEN Holdings"; and together with STEN Parent, "STEN"), and Equitable Resources, Inc., a corporation organized under the laws of Pennsylvania ("Buyer").

                                    RECITALS

         A. STEN Parent owns and is engaged in oil and gas exploration and production (the "Business") through its ownership of its direct wholly-owned subsidiary, STEN Holdings and STEN Holdings' wholly-owned subsidiaries, Eastern States Oil & Gas, Inc. a Delaware corporation ("ESOG"), and Eastern States Exploration Co., a business trust organized under the laws of the Commonwealth of Pennsylvania ("ESEC", and together with ESOG, the "Companies").

         B. STEN Parent owns all of the outstanding common stock of STEN Holdings and STEN Holdings owns all of (i) the outstanding common stock, par value $1.00 per share, of ESOG (the "ESOG Common Stock") and (ii) the outstanding beneficial interests of ESEC (the "ESEC Beneficial Interests", and together with the ESOG Common Stock, the "Beneficial Interests").

         C. STEN Holdings wishes to sell, and Buyer wishes to purchase, all of the Beneficial Interests in accordance with the terms and conditions set forth herein.

            NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties herein contained, the Parties, intending to be legally bound, hereby agree as follows:


                                   ARTICLE I

                                   DEFINITIONS

         Unless the context otherwise requires, the terms defined in this
Article I shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

         "Acquisition Proposal" shall have the meaning assigned to it in Section 6.8(a).

         "Affiliate" shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. The term "control" as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or


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indirectly, 50% or more of the voting rights attributable to the shares of the controlled corporation, or with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person. None of the Companies or the Subsidiaries shall be considered an Affiliate of Buyer, STEN or Majority Shareholder, and Buyer, STEN and Majority Shareholder shall not be considered Affiliates of the Companies or the Subsidiaries.

         "Agreement" shall have the meaning assigned to it in the first sentence hereof.

         "Allocated Value" shall have the meaning assigned to it in Appendix I.

         "Allocations" shall have the meaning assigned to it in Section 9.9(b).

         "Beneficial Interests" shall have the meaning assigned to it in Recital B.

         "Beneficial Owner" shall mean any Person having the power, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to (i) vote, or to direct the voting of, a security and (ii) dispose or to direct the disposition of, such security.

         "Best Efforts" shall mean the taking by a Party of such action as would be in accordance with reasonable commercial practices as applied to the particular matter in question; provided, however, that such action shall not include the incurrence of unreasonable expenses.

         "Bid Purchase Price" shall have the meaning assigned to it in Section 2.2(a).

         "Board" shall mean the Board of Directors of Buyer, Majority Shareholder, STEN or the Companies, or of the Subsidiaries thereof, as the context shall indicate.

         "Business" shall have the meaning assigned to it in Recital A.

         "Business Day" shall mean any day other than Saturday, Sunday or a United States federal or New York state banking holiday.

         "Business Interest Amount" means that amount of pre-tax interest income equal to (a) 8% per annum simple interest accrued for the period beginning on October 1, 1999 and ending on the Closing Date, multiplied by (b) the Bid Purchase Price.

         "Buyer" shall have the meaning assigned to it in the first sentence hereof.

         "CERCLA" shall have the meaning assigned to it in the definition of "Environmental Law."

         "Closing" shall have the meaning assigned to it in Section 3.1.

         "Closing Date" shall have the meaning assigned to it in Section 3.1.



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         "Closing Date Balance Sheet" shall have the meaning assigned to it in
Section 10.2(a).

         "Closing Imbalance Position" means the aggregate amount of Production Imbalances and Pipeline Imbalances of the Companies and the Subsidiaries as of the Closing Date with in kind balances, calculated using a gas price equal to an amount per MMBtu equal to the NYMEX Price plus $.20.

         "Closing Net Working Capital Amount" means the excess of the consolidated current assets over consolidated current liabilities of the Companies and the Subsidiaries as of the Closing Date (giving effect to the Closing), determined in accordance with GAAP consistent with the historic accounting practices of the Companies and Subsidiaries modified by the conventions set forth in the next sentence. For the purposes of determining the Closing Net Working Capital Amount, (i) the existence of any third party borrowings (whether long-term or short-term) and any intercompany borrowings (whether long-term or short-term), intercompany accounts receivables or intercompany accounts payable at the Closing shall be included, (ii) assets or liabilities related to federal, state and local franchise and income taxes shall not be included in such consolidated current liabilities, (iii) all Production Imbalances and Pipeline Imbalances shall be excluded; and (iv) the unrecorded, mark to market effects of unexpired Hedges contained in the Hedge Book shall be excluded.

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of any succeeding law).

         "Companies" shall have the meaning assigned to it in Recital A.

         "Company Employee Plans" shall have the meaning assigned to it in
Section 5.16.

         "Company Employees" shall have the meaning given in Section 5.16.

         "Company Tax Return" means a tax return or returns prepared with respect to the combined group of the Companies and the Subsidiaries (the "Combined Group") for the tax period or periods beginning on October 1, 1999 and ending on the Closing Date, which tax return or returns shall be prepared as if such Combined Group filed a separate tax return (whether or not such Combined Group actually files separate returns or joins in the filing of a consolidated tax return). In preparing any Company Tax Return, any Tax Items generated by other corporations (such as members of the same consolidated group, other than the Companies and Subsidiaries), including, without limitation, any current period losses and any net operating loss carryovers or other carryovers from prior periods or years ("Prior Period Carryovers") attributable to such other corporations (other than the Companies and Subsidiaries) shall be disregarded; provided, however, that (i) any Tax Items generated by any Company or any Subsidiary, including, without limitation, any current period losses, any interest on debts (including intercompany debts between any Company and/or Subsidiaries and such other member of its consolidated group prior to Closing
Date) of the Companies and Subsidiaries, and any Prior Period Carryovers shall be considered, and (ii) in the event such Combined Group does not actually file a separate return but joins in the filing of a consolidated tax return, any such current period losses and Prior Period Carryovers shall be treated as first utilized by such




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Combined Group prior to the utilization of any Prior Period Carryovers attributable to other corporations within such consolidated group (other than the Companies and Subsidiaries), provided, however, that the amount of net operating loss carryovers or other carryovers attributable to such Companies and/or Subsidiaries as of January 1, 1999, being all such carryovers from periods or years prior to 1999, shall be determined under the consolidated return regulations by treating such entities as if they left the consolidated group on December 31, 1998.

         "Confidential Information" shall mean all information that is disclosed by or received from any Party to this Agreement to any other Party, excluding such information that is (i) in the public domain, (ii) was in possession or known by the recipient of such information prior to its disclosure or receipt, or (iii) is disclosed by the provider of such information to a third party without restriction on disclosure or use.

         "Confidentiality Agreement" means the Confidentiality Agreement by and between Den norske stats oljeselskap a.s, and Buyer, dated as of October 21, 1999.

         "Contracts" shall have the meaning assigned to it in Section 5.11.

         "Corporate Services" means the services listed under "SERVICES" in Exhibit C to be provided by the Party specified therein after the Closing Date.

         "Costs" shall have the meaning assigned to it in Section 8.1.

         "Cure Period" shall have the meaning assigned to it in Appendix I.

         "Elections" shall have the meaning assigned to it in Section 9.9(a).

         "Employee Plans" shall have the meaning assigned to it in Section 5.16(a).

         "Employee Retention Plan" shall mean that certain Employee Retention Plan of STEN, adopted by STEN's Board on October 13, 1999.

         "Employment Agreement Severance Payment" shall have the meaning assigned to it in Section 10.6.

         "Employment Agreements" shall mean the agreements listed on Schedule
1.1.

         "Environmental Law" shall mean any Law in effect as of the Closing relating to or addressing the production, abatement or elimination of pollution or the protection, cleanup, or restoration of the environment, or to safety or health, including, but not limited to, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act ("RCRA"), the Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Federal Toxic Substances Control Act, and the Federal Occupational Safety and Health Act and any similar state statutes.



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         "Environmental Letter" means that certain side letter attached hereto as Exhibit E, dated the date hereof, with respect to environmental due diligence and other matters between Buyer and STEN.

         "Environmental Liability" means any obligation or liability arising under or based on an Environmental Law and includes, but is not limited to, responsibility for Removal, Remedial or Response actions and such liabilities or obligations in the form of fines and penalties.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Plans" shall have the meaning assigned to it in Section 5.16(b).

         "ESEC" shall have the meaning assigned to it in Recital A.

         "ESEC Beneficial Interests" shall have the meaning assigned to it in Recital B.

         "ESOG" shall have the meaning assigned to it in Recital A.

         "ESOG Common Stock" shall have the meaning assigned to it in Recital B.

         "Excepted Liens" shall mean: (i) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate action, provided that adequate reserves have been set aside therefor in the Financial Statements; (ii) Liens in connection with worker's compensation, unemployment insurance or other social security, old age pension or public liability obligations arising by operation of law in the ordinary course of the Companies' or the Subsidiaries' business; (iii) legal or equitable encumbrances deemed to exist by reason of the existence of any litigation or other legal proceeding or arising out of a judgment or award with respect to which an appeal is being prosecuted and that are set forth in Schedule 5.13, provided that adequate reserves have been set aside therefor in the Financial Statements; (iv) vendors', carriers', warehousemen's, repairmen's, mechanics', workmen's, materialmen's, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of the Companies or the Subsidiaries, provided that adequate reserves have been set aside therefor in the Financial Statements; (v) Liens securing the performance of bids, statutory obligations, surety and appeal bonds in the ordinary course of the Companies' or a Subsidiaries' business and that are set forth on Schedule 5.13; (vi) Liens to secure progress or partial payments made by the Companies or any of the Subsidiaries and other Liens of like nature, in each case made in the ordinary course of business and that are set forth on
Schedule 5.13; (vii) Liens reserved in leases for rent and for compliance with the terms of the leases, to the extent that any such Lien referred to in this clause (vii) does not materially impair the ownership, occupation, use or enjoyment of the property covered by such Lien for the purposes for which such property is held by the Companies or the Subsidiaries, does not materially impair the value thereof and does not impair the ability of the Companies or the Subsidiaries to sell the property affected thereby; (viii) rights reserved to or vested in any




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Governmental Authority by the terms of any right, power, franchise, grant, license or permit granted to the Companies or the Subsidiaries, or by any provision of Law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the property of the Companies or the Subsidiaries; (ix) rights reserved to or vested in any Governmental Authority to control or regulate any material property (or material portion of all of the property) of the Companies or the Subsidiaries, or to use such property in a manner which does not materially impair the use of such property for the purposes for which it is held by the Companies or the Subsidiaries, does not materially impair the value thereof and does not impair the ability of the Companies or the Subsidiaries to sell the property affected thereby; (x) any obligations or duties affecting the material properties (or material portion of all the properties) of the Companies or the Subsidiaries to any Governmental Authority with respect to any franchise, grant, license or permit granted to the Companies or the Subsidiaries, to the extent that any such obligation or duty referred to in this clause (x) does not materially impair the ownership, occupation, use or enjoyment of the property covered by such Lien for the purposes for which such property is held by the Companies or the Subsidiaries, does not materially impair the value thereof and does not impair the ability of the Companies or the Subsidiaries to sell the property affected thereby; (xi) rights of a common owner of any interest in real estate, rights of way or easements held by the Companies or the Subsidiaries and such common owner as tenants in common or through other common ownership; (xii) encumbrances (other than to secure the payment of borrowed money or the deferred purchase price of property or services), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any rights of way or other property of the Companies or the Subsidiaries for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines, removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment and materiality, and defects, irregularities and deficiencies in title of any rights of way or other property, to the extent that any such encumbrance referred to in this clause
(xii) does not materially impair the ownership, occupation, use or enjoyment of the property covered by such encumbrance for the purposes for which such property is held by the Companies or the Subsidiaries, does not materially impair the value thereof and does not impair the ability of the Companies or the Subsidiaries to sell the property affected thereby; (xiii) zoning and planning ordinances and municipal regulations; (xiv) Liens securing only the purchase price of equipment of the Companies or the Subsidiaries, provided that such Lien shall not extend to or cover any other property of the Companies or its Subsidiaries and that are set forth on Schedule 1.2; (xv) Liens created under operating agreements for obligations not yet due; (xvi) Liens disclosed on
Schedule 1.3; (xvii) Title Defects that Buyer fails to assert in accordance with the provisions of Appendix I prior to the Notice Date; (xviii) consents to assignment by a Governmental Authority that are obtained by the Closing Date or that are customarily obtained after the consummation of transactions of the nature contemplated in this Agreement and (ix) other minor defects or irregularities of title affecting any portion of any Oil and Gas Property that individually or in the aggregate do not materially interfere with the operation, value or use of any Oil and Gas Property; provided, however, that none of the foregoing shall constitute an Excepted Lien to the extent that they reduce the net revenue interest of the Companies and the Subsidiaries in production from any Oil and Gas Property set forth on Schedule I-A or increase the working interest of the Companies and the Subsidiaries in any Oil and Gas Property.



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         "Excluded Assets" shall mean those assets set forth on Schedule 1.4.

         "Excluded Liabilities" shall mean any liabilities related to the Excluded Assets and those liabilities set forth on Schedule 1.5.

         "Final Purchase Price" shall have the meaning assigned to it in Section 2.2(c).

         "Financial Statements" shall have the meaning assigned to it in Section 5.7(a).

         "GAAP" shall mean generally accepted accounting principles as applied in the United States of America.

         "Governmental Authority" shall mean the United States of America, any state, commonwealth, territory or possession thereof, or any foreign government, and any political subdivision of any of the foregoing, including, but not limited to, courts, departments, commissions, boards, bureaus, agencies or other instrumentalities.

         "Gross-Up Amount" shall have the meaning assigned to it in Section 9.9(e).

         "Hazardous Materials" shall mean all hazardous or toxic, radioactive, or explosive substances, wastes or materials, hazardous wastes, solid wastes, pollutants or contaminants (including, without limitation, asbestos, petroleum, petroleum derivatives, crude oil, natural gas and natural gas derivatives and liquids, PCBs, brine, naturally occurring radioactive material ("NORM") wastewater, produced water, salt water, mercury and urea formaldehyde), to the extent such substances or materials are listed or regulated as hazardous or toxic materials under any Environmental Law.

         "Hedge Book" means all the Hedges set forth on Schedule 1.6 and subsection (e) of Schedule 5.11 hereto.

         "Hedges" means any exchange traded futures, exchange traded options, OTC swaps, OTC options and physical purchases and sales at fixed prices which are not tied to a market price.

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Incremental Tax Cost" shall have the meaning assigned to it in Section 9.9(e).

         "Indemnitee" shall have the meaning assigned to it in Section 8.3(a).

         "Indemnitor" shall have the meaning assigned to it in Section 8.3(a).

         "Interim Capital Expenditures" means the consolidated amount of capital expenditures determined in accordance with GAAP consistent with the historic accounting practices of the Companies and the Subsidiaries, including all amounts capitalized under a full cost accounting



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method for oil and gas properties, made by the Companies and the Subsidiaries between October 1, 1999 and the Closing Date, less any proceeds from the sale of capital assets (including through the exercise of preferential rights to purchase) received prior to the Closing Date; provided, however, that (i) only those capital expenditures set forth on Schedule 1.7 for the months of October and November 1999, and (ii) beginning December 1, 1999, only those capital expenditures permitted under Section 6.1(b), shall be considered "Interim Capital Expenditures."

         "Interim Net Operating Revenues" means the consolidated amount of operating revenues less operating expenses of the Companies and the Subsidiaries between October 1, 1999 and the Closing Date determined in accordance with GAAP consistent with the historic accounting practices of the Companies and Subsidiaries, adjusted as follows:

         (i) non-cash charges such as depletion, depreciation and amortization shall be excluded,

         (ii) operating expenses shall include a charge for Corporate Services equal to $500,000 per month (pro-rated for partial months),

         (iii) operating expenses shall not include any charges attributable to a breach of a representation, warranty, covenant or agreement of Majority Shareholder, STEN or the Companies herein,

         (iv) the effects of federal, state and local income and franchise Taxes shall be ignored,

         (v) the effects of Hedges contained in the Hedge Book which expire in accordance with their terms between October 1, 1999 and the Closing Date shall be included, and the effects of any other Hedges not contained in the Hedges Book shall be excluded, and

         (vi) any third party charges relating to the proposed royalty trust public offering shall be excluded.

         "IRS" shall mean the Internal Revenue Service or any other federal agency at the time administering the Code.

         "Law" shall mean any federal, state, or local law, statute, ordinance, decree, requirement, directive, order, judgment, rule or regulation, including, but not limited to, the terms of any license or permit issued by any Governmental Authority.

         "Leases" shall mean the leases described on Schedule I-A.

         "Lien" shall mean, other than any Excepted Lien, any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to



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give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other law.

         "Majority Shareholder" shall have the meaning assigned to it in the first sentence hereof.

         "Majority Shareholder Group" shall have the meaning assigned to it in
Section 9.1(c).

         "Marketable Title" shall have the meaning assigned to it in Appendix I.

         "Master Hedge Agreement" shall have the meaning assigned to it in
Section 10.11.

         "Material Adverse Effect" shall mean any change or effect that has, in the aggregate, had a material adverse effect on the financial condition, assets or liabilities (taken together) or businesses of the Companies and the Subsidiaries, taken as a whole. For the purposes of Sections 5.8 and 7.2(l) only, "Material Adverse Effect" shall not be deemed to have occurred if any change in the financial condition, assets or liabilities or business of the Companies is the result of (i) the failure of the Companies or the Subsidiaries to meet projected results of operations (unless such failure is otherwise caused by a Material Adverse Effect), (ii) changes in market or economic conditions which affect the world or any regional economy generally, (iii) changes in the rate of inflation, (iv) changes in valuation levels in the United States or world equity or capital markets, (v) changes in world, national or regional market prices for oil, gas or electricity, (vi) any change arising out of any proposed or adopted legislation, or any other proposal or enactment by any Governmental Authority, (vii) any adjustment to the Bid Purchase Price related to the Closing Net Working Capital that does not adversely affect the ability of the Companies and Subsidiaries to conduct business in the ordinary course from October 1, 1999 to the Closing Date, or (viii) any failure of the Companies or the Subsidiaries to achieve Year 2000 compliance as a result of supplier, customer or third-party non-compliance.

         "Notice Date" shall have the meaning assigned to it in Appendix I.

         "NYMEX Price" shall mean the average of the settlement prices on the day which is seven days prior to the Closing Date of the natural gas future contracts for gas delivered at the Henry Hub in Louisiana traded on the New York Mercantile Exchange for the three nearest months then trading.

         "Oil and Gas Property" means a fee mineral interest, lease, unit or well, royalty interest, overriding royalty interest, production payment, and other mineral interest, estate or entitlement described in Schedule I-A, and in any mineral deed, oil and gas lease, permit, licenses and other instrument or agreement described or referred to in Schedule I-A.

         "Operative Documents" shall mean this Agreement, the Transition Agreement and the Master Hedge Agreement.

         "Options" shall mean all options, warrants, calls, subscriptions, rights (including preemptive rights or rights of first refusal), agreements or commitments of any character



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obligating any Company or any Subsidiary to issue shares of capital stock or beneficial interests entitled to vote for the election of directors.

         "Organizational Documents" shall mean the Articles or Certificate of Incorporation or Declaration of Trust, and the By-Laws, or their functional equivalent as amended or supplemented, of STEN Parent, STEN Holdings, the Companies, the Subsidiaries or Buyer, as the context may indicate.

         "Party" or "Parties" shall mean either Majority Shareholder, STEN Parent, STEN Holdings, or Buyer individually or collectively, as the context shall indicate.

         "Payout Balance" shall have the meaning assigned to it in Section 5.31.

         "PCBs" shall mean polychlorinated biphenyls.

         "Permit" shall mean any permit, license, order, approval, certification, registrations, consents or other authorization issued under any Law.

         "Person" shall include all natural persons, corporations, business trusts, associations, companies, partnerships, joint ventures and other entities and governments and agencies and political subdivisions.

         "Pipeline Imbalances" shall mean net amounts, in cash or in kind, either due to or owed from (i) the Companies' or any Subsidiaries' customers for over-deliveries or under-deliveries pursuant to any gas sale or purchase transaction, or (ii) any interstate or intrastate pipeline company, or any local distribution company for over-deliveries or under-deliveries of natural gas pursuant to the applicable tariff or procedures and regulations of the respective company.

         "Post-Closing Taxable Period" shall mean all or a portion of any taxable period beginning after the Closing Date.

         "Pre-Closing Taxable Period" shall mean all or a portion of any taxable period ending on or before the Closing Date.

         "Preliminary Purchase Price" shall have the meaning assigned to it in
Section 2.2(b).

         "Production Imbalances" shall mean net amounts, in cash or in kind, either due to or owed from the Companies or Subsidiaries for over-production or under-production from any Oil and Gas Properties.

         "RCRA" shall have the meaning assigned to the definition of "Environmental Law."

         "Records" shall mean and include all originals and copies (except where the context indicates that only originals or copies are being referred to) of minute books, tax records, documents, computer files and tapes, maps, books, records, accounts and files in the possession or control of Majority Shareholder, STEN any of their Affiliates or the




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Companies or the Subsidiaries relating to the Business, the Companies or the
Subsidiaries, excluding computer files and tapes (but not excluding copies of the Companies data) which as a result of licensing restrictions are not permitted to be made available to Buyer or retained by the Companies or the Subsidiaries following the consummation of the transactions contemplated hereby, despite STEN's Best Efforts to obtain waivers of such restrictions.

         "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Materials.)

         "Remedial Action" shall mean those actions consistent with permanent remedy taken instead of or in addition to Removal Actions in the event of a Release or threatened Release of a Hazardous Material into the environment, to prevent or minimize the Release of Hazardous Materials so that they do not migrate to cause substantial danger to present or future public health or welfare or the environment. The term includes, but is not limited to, such actions at the location of the Release as storage, confinement, perimeter protection using dikes, trenches, or ditches, clay cover, neutralization, cleanup of Released Hazardous Materials and associated contaminated materials, recycling or reuse, diversion, destruction, segregation of reactive wastes, dredging or excavations, repair or replacement of leaking containers, collection of leachate and runoff, onsite treatment or incineration, provision of alternative water supplies, and any monitoring reasonably required to assure that such actions protect the public health and welfare and the environment. The term includes the costs of permanent relocation of residents and businesses and community facilities where the President of the United States or a person with equivalent authority as to such matters at any state office determines that, alone or in combination with other measures, such relocation is more cost-effective than and environmentally preferable to the transportation, storage, treatment, destruction, or secure disposition offsite or Hazardous Materials, or may otherwise be necessary to protect the public health or welfare; the term includes offsite transport and offsite storage, treatment, destruction, or secure disposition of Hazardous Materials and associated contaminated materials.

         "Removal Action" shall mean the cleanup or removal of released Hazardous Materials from the environment, such actions as may be necessary taken in the event of the threat of Release of Hazardous Materials into the environment, such actions as may be necessary to monitor, assess, and evaluate the Release or threat of Release of Hazardous Materials, the disposal of removed material, or the taking of such other actions as may be necessary to prevent, minimize, or mitigate damage to the public health or welfare or to the environment, which may otherwise result from a Release or the threat of Release. The term includes, in addition, without being limited to, security fencing or other measures to limit access, provision of alternative water supplies, temporary evacuation and housing of threatened individuals.

         "Response Action" shall mean remove, removal, remedy, and remedial action; and all such terms (including the terms "removal" and "remedial action") including enforcement activities related thereto.

         "Request Date" shall have the meaning assigned to it in Section 9.9(a).



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         "Reserve Report" shall have the meaning assigned to it in Section 5.31.

         "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Settlement Date" shall have the meaning assigned to it in Appendix I.

         "Settlement Statement" shall have the meaning assigned to it in Section 10.2(b).

         "Shareholder" and "Shareholders" shall mean each or all, as the context shall indicate, of the shareholders of STEN Parent, including but not limited to Majority Shareholder.

         "STEN's Knowledge" shall mean the actual knowledge of any of David A. Dresner, Clifton A. Brown, Einar Stromsvaag, Patrick J. Diaz, Gerard R. McConnell, James S. Caballero, Kerry W. Eckstein, Jeffrey Fulmer, Steven V. Gillespie, David L. Matz, Steven Michael Quade, James E. Cochran, and, for purposes of the representations and warranties in Section 5.19(b) only, Bruce Snyder, each during their employment with STEN, Majority Shareholder, the Companies and the Subsidiaries.

          "Subsidiaries" shall have the meaning assigned to it in Section
5.1(c).

         "Systems" shall have the meaning assigned to it in Section 5.30.

         "Tax" or "Taxes" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, premium windfall profits, environmental, custom duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Claim" shall mean any Costs arising out of the breach of the representations and warranties contained in Section 5.15 or any of the provisions of Article IX.

         "Tax Indemnified Party" shall have the meaning assigned to it in
Section 9.6(a).

         "Tax Indemnifying Party" shall have the meaning assigned to it in
Section 9.6(a).

         "Tax Items" shall have the meaning assigned to it in Section 9.1.

         "Tax Returns" shall have the meaning assigned to it in Section 5.15.

         "Third Party Claim" shall mean any claim, action or proceeding made or brought by any Person (who or which is not a Party or an Affiliate of a Party) or any Government Authority; provided, however, that any claim, action or proceeding that gives rise to a Title Defect with respect to any Oil and Gas Property shall not be considered a Third Party Claim to the extent it is subject to an adjustment under Appendix I.

         "Title Defect" shall have the meaning assigned to it in Appendix I.

         "Title Defect Amount" shall have the meaning assigned to it in Appendix I.

         "Transition Agreement" shall have the meaning assigned to it in Section 2.4.

         "Transferred Severance Obligations" shall have the meaning assigned to it in Section 10.6.

         "UST" shall mean any one or combination of tanks (including underground pipes connected thereto) which is used to contain an accumulation of Hazardous Materials, and the volume of which (including the volume of the underground pipes connected thereto) is 10 per centum or more beneath the surface of the ground.

                                   ARTICLE II

                    SALE AND PURCHASE OF BENEFICIAL INTERESTS

         Section 2.1 Sale and Purchase. At the Closing, upon the terms and subject to the conditions herein contained, and in reliance on the representations and warranties of Majority Shareholder, STEN and the Buyer contained herein, the Buyer agrees to purchase from STEN Holdings, and STEN Holdings agrees to sell to the Buyer, the Beneficial Interests.

         Section 2.2 Bid Purchase Price.

         (a) The purchase price for the Beneficial Interests shall be SIX HUNDRED THIRTY MILLION DOLLARS ($630,000,000) (the "Bid Purchase Price") subject to adjustments thereto pursuant to Section 10.1.

         (b) No later than 5 Business Days prior to the Closing Date, STEN shall deliver to Buyer a statement setting forth STEN's good faith calculation of the amount of the Preliminary Purchase Price. Such statement shall be accompanied by a worksheet setting forth in reasonable detail STEN's estimate of the amount of the adjustment to the Bid Purchase Price pursuant to Section 10.1. As used herein, the "Preliminary Purchase Price" shall be the Bid Purchase Price as adjusted based on STEN's estimate as to the adjustments to be made pursuant to
Section 10.1.

         (c) The Bid Purchase Price as adjusted pursuant to Section 10.1 and as finally determined pursuant to Section 10.2 shall be referred to as the "Final Purchase Price".

         (d) Notwithstanding the foregoing, the Final Purchase Price shall be subject to further adjustments pursuant to Appendix I in connection with matters set forth therein.

         Section 2.3 Delayed Closing, Interest on Purchase Price. If Closing shall not occur on or before the later of (i) the date that is the second Business Day after the date on which the last of all of the conditions set forth on Article VII (other than such conditions which, by their terms are not capable of being satisfied until the Closing Date) are satisfied, or, where permissible, waived or (ii) forty (40) days after the date hereof, the Bid Purchase Price shall be increased by an annual interest factor thereon equal to 3.5% compounded monthly, from such applicable date until Closing.

         Section 2.4 Transition Agreement Payment. At Closing, Buyer shall also pay STEN the amount set forth in the Asset Sale and Transition Services Agreement (the "Transition Agreement") for the sale of certain assets identified therein and performance of Corporate Services.

         Section 2.5 Application of Sales Proceeds. The proceeds from the transactions contemplated herein will be utilized first to repay all intercompany debt of the Companies or the Subsidiaries owed to STEN, the Majority Shareholder or any Affiliate as of the Closing Date, and the remainder of the proceeds will be paid to STEN Holdings.


                                  ARTICLE III

                                     CLOSING

         Section 3.1 Closing. The closing of the sale to and purchase by the Buyer of the Beneficial Interests (the "Closing") shall take place at the offices of Baker & Botts, L.L.P., The Warner, 1299 Pennsylvania Ave., N.W., Washington, D.C. 20004-2400, at 10 o'clock a.m., Eastern Standard Time, on the date that is the second Business Day after the day on which the last of the conditions set forth on Article VII (other than such conditions which, by their terms, are not capable of being satisfied until the Closing Date) is satisfied, or, where permissible, waived, provided, however, that if such date is prior to February 11, 2000, Buyer may extend the Closing to any date up to February 11, 2000 (the "Closing Date").

                                   ARTICLE IV

               REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

     Buyer hereby covenants with, and represents and warrants to STEN as follows:

         Section 4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.

         Section 4.2 Organizational Documents. The Organizational Documents of Buyer are in full force and effect as of the date hereof and have not been amended or repealed. Buyer is not in violation, breach or default of any of the provisions of its Organizational Documents.

         Section 4.3 Authority and Authorization. Buyer has all requisite corporate power to own, operate or lease its properties and to conduct its business as is now being conducted, to enter into the Operative Documents and to carry out its obligations thereunder.

The execution, delivery and performance of the Operative Documents by Buyer has been duly authorized by all necessary corporate action. The Operative Documents, when duly executed and delivered to STEN and Majority Shareholder, will constitute valid, binding and enforceable obligations of Buyer, enforceable in accordance with its terms, except to the extent the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other laws and judicial decisions of general application relating to or affecting the enforcement of creditors' rights generally or by general equitable principles.

         Section 4.4 No Conflicts; No Consents or Approvals.

         (a) The execution, delivery and performance of the Operative Documents by Buyer will not (i) conflict with, violate or result in a breach or default of any provision of its Organizational Documents, (ii) conflict with or violate any law, rule, regulation, ordinance, order, writ, injunction, judgment or decree applicable to Buyer, or by which any of its properties or assets are bound, or
(iii) conflict with, or result in any breach of or default under (with or without notice or lapse of time or both) any material note, bond, indenture, mortgage, agreement, contract or other instrument to which Buyer is a party or by which its properties or assets are bound.

         (b) Except as set forth on Schedule 4.4 and for any filings or approvals that may be required by the Securities Act or state blue sky law, no waiver, approval, authorization, order, license, permit, franchise or consent of or registration, declaration, qualification or filing with any Governmental Authority or any other Person is required to be obtained by Buyer in connection with the execution, delivery and performance by Buyer of the Operative Documents and the transactions contemplated thereunder.

         (c) There is no claim, action, suit or proceeding pending or, to the knowledge of Buyer, threatened against Buyer or any of its properties which seeks to prohibit, restrict or delay consummation of the transactions contemplated under the Operative Documents, and there is no judgment, decree, injunction, ruling or order of any court, Governmental Authority or arbitrator outstanding against Buyer having any such effect.

         Section 4.5 Investment Representations and Covenants.

         (a) Buyer is acquiring the Beneficial Interests for its own account for investment and not with a view to the distribution thereof.

         (b) Buyer is an "accredited investor" as such term is defined in Rule 501(a) under the Securities Act.

         (c) Buyer will not, directly or indirectly, voluntarily offer, sell, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire) any of the Beneficial Interests except in compliance with the Securities Act and any applicable state blue sky laws and the rules and regulations promulgated thereunder. Buyer understands that it may be required to hold the Beneficial Interests for an indeterminate period or until a sale can be made in compliance with, or pursuant to an exemption under, the Securities Act.

         Section 4.6 Confidentiality. Neither Buyer nor any Affiliate has made any public announcement with respect to the transactions contemplated by the Operative Documents. Neither Buyer nor any Affiliate has released any Confidential Information received from STEN, the Companies or Majority Shareholder except with respect to a filing made under the HSR Act.

         Section 4.7 No Brokers or Finders. Buyer has not incurred any liabilities, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by the Operative Documents, for which the Companies have or shall have any responsibility whatsoever.


                                   ARTICLE V

   REPRESENTATIONS, WARRANTIES AND COVENANTS OF MAJORITY SHAREHOLDER AND STEN

         Majority Shareholder and STEN hereby covenant with, and represent and warrant to Buyer as follows:

         Section 5.1 Organization, Good Standing and Qualification.

         (a) Majority Shareholder is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Majority Shareholder is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary.

         (b) STEN Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. STEN Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of STEN Parent and STEN Holdings is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary.

         (c) ESEC is a business trust duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. ESOG is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Companies are each duly qualified to do business as foreign corporations and are in good standing in each jurisdiction in which the character of their respective properties owned, operated or leased or the nature of their respective activities makes such qualification necessary. Each of the entities set forth in Schedule 5.1 is a direct or indirect subsidiary of one of the Companies (collectively, the "Subsidiaries"). The Companies indicated in Schedule 5.1 are the beneficial owners and record owners of the amount of equity interest of the Subsidiaries set forth in Schedule 5.1. STEN Parent's ownership interest in STEN Holdings and STEN Holdings' ownership interest in the Companies and the Companies' ownership interest in the Subsidiaries is free and clear of any liens or limitations on the voting rights thereof, such voting rights being subject only to the terms and conditions of the Organizational Documents of the particular Companies or Subsidiaries.

         (d) Each of the Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to do business as a foreign corporation or business trust and is in good standing in each jurisdiction in which the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary.

         (e) Except for the Subsidiaries and except as described on Schedule 5.1, none of the Companies or any of the Subsidiaries directly or indirectly owns any equity interest in any other corporation, partnership, joint venture or other business association or entity.

         Section 5.2 Organizational Documents. Prior to the Closing, STEN Parent will have furnished to Buyer complete and correct copies of the Organizational Documents, each as amended to date, of each of the Companies and each of the Subsidiaries. The Organizational Documents of STEN Parent, STEN Holdings, each of the Companies and each of the Subsidiaries are in full force and effect as of the date hereof and have not been amended or repealed. None of STEN Parent, STEN Holdings, the Companies or any of the Subsidiaries is in violation, breach or default of any of the provisions of its Organizational Documents.

         Section 5.3 Capitalization.

         (a) The authorized capital stock of ESOG and the authorized beneficial interests of ESEC are as set forth on Schedule 5.3. The authorized and issued and outstanding capital stock or beneficial interests, as the case may be, of the Subsidiaries is as described on Schedule 5.3. Except as set forth in the Operative Documents and as described on Schedule 5.3, neither of the Companies nor any of the Subsidiaries has any outstanding or authorized shares of capital stock, beneficial interests, Options, warrants, calls, subscriptions, rights (including preemptive rights or rights of first refusal), agreements or commitments of any character obligating either of the Companies or any of the Subsidiaries to issue shares of its capital stock or any securities exercisable for, convertible into, exchangeable for or evidencing the right to purchase or subscribe for any shares of capital stock, beneficial interest or any other security of either of the Companies or any of the Subsidiaries. All issued and outstanding shares of the capital stock and beneficial interests of either of the Companies or any of the Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

         (b) Except as described on Schedule 5.3, there are no outstanding contractual obligations (contingent or otherwise) of either of the Companies or any of the Subsidiaries to retire, repurchase, redeem or otherwise acquire any of the capital stock of either of the Companies or any of the Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any of the Subsidiaries or in any other entity.

         (c) The Beneficial Interests are free and clear of all liens, encumbrances and restrictions, other than restrictions imposed by applicable state blue sky laws, liens, encumbrances and restrictions that might have been created by Buyer and restrictions imposed by the Operative Documents.

         Section 5.4 Authority and Authorization. Each of the Companies and the Subsidiaries has all requisite corporate power to own, operate or lease its properties and to conduct its business as it is now being conducted, and STEN Parent, STEN Holdings and Majority Shareholder have all requisite corporate power to enter into the Operative Documents and to carry out its obligations thereunder. The execution and delivery of the Operative Documents by STEN Parent, STEN Holdings and Majority Shareholder has been duly authorized by all necessary corporate action. As of the Closing, the consummation of the transactions contemplated hereunder, performance of the Operative Documents by STEN Parent, STEN Holdings and Majority Shareholder will have been duly authorized by all necessary corporate action. The Operative Documents, when duly executed and delivered by Buyer, will constitute valid, binding and enforceable obligations of STEN Parent, STEN Holdings and Majority Shareholder, enforceable against each in accordance with their terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other laws and judicial decisions of general application relating to or affecting the enforcement of creditors' rights generally or by general equitable principles.

         Section 5.5 No Conflicts; No Consents or Approvals.

         (a) Except as described on Schedule 5.5, the execution, delivery and performance of the Operative Documents by STEN Parent, STEN Holdings and Majority Shareholder will not (i) conflict with, violate or result in a breach or default of any provision of the Organizational Documents of STEN Parent, STEN Holdings, either of the Companies, the Subsidiaries or Majority Shareholder,
(ii) conflict with or violate any Law applicable to Majority Shareholder, STEN Parent, STEN Holdings, either of the Companies or Subsidiaries, or by which any of their respective properties or assets are bound, (iii) result in the creation of any Lien upon any of the properties or assets of either of the Companies or Subsidiaries, or (iv) conflict with, or result in any breach of or default under (with or without notice or lapse of time or both) any Contracts.

         (b) Except as set forth on Schedule 5.5 and except for any filings or approvals that may be required by the HSR Act, Securities Act or state blue sky laws, no waiver, approval, authorization, order, license, permit, franchise or consent of or registration, declaration, qualification or filing with any Governmental Authority or any other Person is required to be obtained or made by STEN Parent, STEN Holdings or Majority Shareholder in connection with the execution, delivery and performance by each of the Operative Documents.

         (c) There is no claim, action, suit or proceeding pending or, to STEN's Knowledge, threatened against STEN Parent, STEN Holdings, either of the Companies or Majority Shareholder or any of their respective properties which seeks to prohibit, restrict or delay consummation of the transactions contemplated under the Operative Documents, and there is no judgment, decree, injunction, ruling or order of any court, Governmental Authority or arbitrator outstanding against STEN Parent, STEN Holdings, either of the Companies or Majority Shareholder having any such effect.

         (d) The execution, delivery and performance of the Operative Documents by STEN Parent, STEN Holdings and the Majority Shareholder will not result in the modification, waiver or impairment of any obligation of a third party to indemnify the Companies.

         (e) As of the Closing Date, all consents required to be obtained by the Majority Shareholder, STEN Parent and STEN Holdings for consummation of the transactions hereunder shall have been obtained and shall be in full force.

         Section 5.6 Compliance with Laws. Except as set forth on Schedule 5.6, the businesses and operations of the Companies and the Subsidiaries have been and are being conducted in compliance with all applicable Laws

         Section 5.7 Financial Statements.

         (a) STEN Parent has heretofore delivered to Buyer copies of (i) the audited balance sheet of ESOG and the Subsidiaries on a consolidated basis as of December 31, 1998, 1997 and 1996, and the unaudited balance sheet of ESOG and the Subsidiaries as of September 30, 1999 and the related statements of income and cash flows for the related annual and nine-month periods ended December 31, 1998, 1997 and 1996, and September 30, 1999 (except for cash flows for September 30, 1999), respectively and the notes and schedules thereto, together with the unqualified report thereon of Ernst & Young, independent public accountants relating to the annual periods ending December 31, 1998, 1997 and 1996 and (ii) the unaudited balance sheet of ESEC as of December 31, 1998, 1997 and 1996, and the unaudited balance sheet of ESEC as of September 30, 1999 and the related statement of income for the related annual and nine month periods ended December 31, 1998, 1997 and 1996 and September 30, 1999, respectively and the notes and schedules thereto (collectively, the "Financial Statements").

         (b) The Financial Statements (i) were prepared in accordance with GAAP consistently applied, except as noted in the written information delivered to Buyer, throughout the periods covered thereby, and (ii) are free of material misstatements and fairly present the financial condition of the Companies and the Subsidiaries on a consolidated basis as of the respective dates thereof and the results of their operations on a consolidated basis for the respective periods covered thereby (subject in the case of unaudited statements to footnotes).

         Section 5.8 Absence of Certain Changes or Events. Except as contemplated by this Agreement or as described on Schedule 5.8, since September 30, 1999, the Business has been conducted in the ordinary course and there has not been (a) any Material Adverse Effect; or (b) any damage, destruction or loss, that has caused a Material Adverse Effect.

         Section 5.9 Public Announcement of Transaction. Neither the Majority Shareholder nor STEN has made any public announcement with respect to the transactions contemplated by the Operative Documents nor made any other filing with a Governmental Authority that disclosed Buyer's investment in the Companies contemplated by the Operative Documents, except with respect to the filing made under the HSR Act or filings made pursuant to state or federal securities laws.

         Section 5.10 Guarantees. Except for guarantees by the Companies or any of the Subsidiaries of obligations of Subsidiaries, as described on Schedule 5.10, neither of the Companies nor any of the Subsidiaries is a maker of any guarantees, except for negotiable instruments endorsed for collection or deposit in the ordinary course of the Companies' or any Subsidiaries' business.

         Section 5.11 Contracts. Listed on Schedule 5.11 are all contracts, understandings, commitments or agreements of the Companies and the Subsidiaries of the type described below except for (i) those which will be released or terminated at or prior to Closing with no liability to the Companies or any of the Subsidiaries that are a party thereto, (ii) those that can be terminated without penalty within ninety (90) days, and (iii) the Leases (collectively, the "Contracts"):

         (a) any compensation, severance or employment agreement that is not terminable at the will of the Companies or its Subsidiaries as well as any collective bargaining agreement;

         (b) any agreement for capital expenditures or the acquisition or construction of fixed assets which contractually requires future payments in excess of $1 million;

         (c) any agreement granting to any Person a right of first refusal, option, subscription right, or other preferential right to purchase or acquire any of the Beneficial Interests;

         (d) agreements, contracts, mortgage, notes, indentures or other instruments relating to the borrowing, or the guarantee of any borrowing or other obligations, by the Companies or any of the Subsidiaries in excess of $1 million;

         (e) any agreement for the purchase, sale, transportation or storage of electric power, natural gas, natural gas liquids, crude oil or condensate, or any financial product instrument related thereto, with a term of more than 90 days;

         (f) any agreement for the sale of any working interests in any oil or gas leases which involves payment to the Companies or any of its Subsidiaries in excess of $1 million;

         (g) any agreement for the sale of any asset (other than sales of oil, gas, natural gas liquids or condensate in the ordinary course of business) of the Companies or the Subsidiaries for more than $1 million;

         (h) any agreement which constitutes a lease (other than an oil and gas lease) under which the Companies or any of the Subsidiaries is the lessor or lessee of real or personal property which lease (i) cannot be terminated by the Companies or any of the Subsidiaries without penalty upon not more than 30 days notice and (ii) involves an annual base rental in excess of $1 million;

         (i) any agreement with Majority Shareholder, STEN or their respective Affiliates that involves payment in excess of $1 million;

         (j) any other agreement which (i) involves future payment by or to the Companies or any of the Subsidiaries in excess of $1 million and (ii) is not an agreement entered into in the ordinary course of owning, operating and developing oil and gas leases and marketing production therefrom or an agreement that constitutes Leases under which the Companies or any of the Subsidiaries is a lessor or lessee;

         (k) any bond, letter of credit, material agreement of surety or guaranty by the Companies or the Subsidiaries, other than in the ordinary course of business;

         (l) any agreement containing noncompetition or other limitations restricting the conduct of the Business, other than agreements relating to the use of seismic or other geological or geophysical information that is proprietary or areas of mutual interest entered into in connection with the Companies' or any of the Subsidiaries exploration program affecting lands in the immediate vicinity of properties presently owned by the Companies or the Subsidiaries;

         (m) any partnership, joint venture or similar agreements;

         (n) agreements relating to the release or disposal of Hazardous Materials;

         (o) agreements with a Governmental Authority that currently are binding on, or restrict the actions of, the Companies or the Subsidiaries, other than leases or licenses;

         (p) contracts (other than existing production sales contracts) containing calls on production or options to purchase production in favor of a third party;

         (q) agreements in the nature of a settlement or a conciliation agreement arising out of any pending claim asserted by any other Person; and

         (r) any agreements creating areas of mutual interests or any similar agreement granting to third parties the right to participate in the operations or activities with the Companies or its Subsidiaries.

         None of the Companies or any of the Subsidiaries has received notice of any default under any Contract. None of the Companies or any of the Subsidiaries is in default under any of the Contracts (which default could result in the termination of the Contract or subject the Companies or any of the Subsidiaries to liability), and none of the Companies or any of the Subsidiaries has waived any material right under any of the Contracts. To STEN's Knowledge, all Contracts are valid and enforceable by the Companies or the respective Subsidiaries in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization or other laws and judicial decisions of general application relating to or affecting the enforcement of creditors' rights generally or to general equitable principles.

         Section 5.12 Payment of Dividends, Stock Redemption Rights. Except as described on Schedule 5.12, there are no outstanding contractual obligations (contingent or otherwise) of the Companies or any Subsidiaries that would prohibit or restrict the Companies' or any Subsidiaries' ability to declare or pay dividends or to repurchase or redeem the Companies' Beneficial Interests.

         Section 5.13 Litigation. Except for (i) claims as described on Schedule 5.13, (ii) claims under worker's compensation and similar Laws as described on
Schedule 5.13, and (iii) routine claims for employee benefits, there are no actions, suits, government investigations, or legal, administrative, arbitration or other proceedings pending or, to STEN's Knowledge, threatened against the Companies or any of the Subsidiaries, nor are the Companies or any of the Subsidiaries or any of their respective properties subject to any order, judgment, injunction or decree, except for matters affecting the oil and gas industry generally.

         Section 5.14 Leases. Except as set forth on Schedule 5.14, with respect to the Oil and Gas Properties that are Leases (but only to STEN's Knowledge with respect to Leases not operated by the Companies or the Subsidiaries):

         (a) The Leases have been maintained according to their terms, in compliance with all material arrangements to which the Leases are subject;

         (b) The Leases are presently in full force and effect as to the lands and depths currently set forth therein;

         (c) To STEN's Knowledge, no other party to any Lease is in breach or default with respect to any of its material obligations thereunder; and

         (d) There has not occurred any event, fact or circumstance which with the lapse of time or the giving of notice, or both, would constitute such a breach or default on behalf of any of the Companies or the Subsidiaries or, to STEN's Knowledge, with respect to any other parties.

         Section 5.15 Tax Returns and Audits. Each of the Companies and each of the Subsidiaries has duly filed with the appropriate taxing authority all returns, notices, and reports ("Tax Returns") with respect to Taxes of each of such Companies and Subsidiaries that it has been or is required to file on or prior to the Closing Date, other than such Tax Returns for which an extension has been timely requested. Each of the Companies and each of the Subsidiaries is not delinquent in the payment of any Taxes nor has it requested any extension of time within which to file any tax return which return has not since been or will not be timely filed. No deficiency for any Taxes has been asserted or assessed against either of the Companies or any of the Subsidiaries (other than as reflected in the Financial Statements) or which has not been paid. Except as set forth in Schedule 5.15, no litigation regarding Taxes of the Companies or the Subsidiaries is currently pending, there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Returns required to be filed by or with respect to the Companies and each of the Subsidiaries, and none of the Tax Returns are currently being audited or examined by any taxing authority.

         Section 5.16 Employee Plans; Labor Matters.

         (a) The term "Employee Plan" shall be defined to mean any stock purchase, stock option, pension, profit sharing, bonus, deferred compensation, incentive compensation, severance or termination pay, vacation or other paid leave benefits, hospitalization or other medical or dental, life or other insurance, supplemental unemployment benefits plan or agreement or policy or other arrangement providing employment-related compensation or benefits, including, without limitation, "employee benefit plans," as defined in Section 3(3) of ERISA. STEN Parent has heretofore provided or made available to Buyer
(i) a true and complete copy of each Employee Plan established by or contributed to by, or with respect to, which costs or liabilities are or are reasonably expected to be incurred by, the Companies or any of the Subsidiaries as of the date of this Agreement ("Company Employee Plans"), (ii) each trust agreement, insurance policy or other funding arrangement relating to such Company Employee Plan, (iii) the three most recent IRS Form 5500 for such Company Employee Plan
(iv) the most recent audited financial statements prepared in connection with any such plan and (v) the most recent determination letter issued by the IRS with respect to any Company Employee Plan intended to be qualified under Section 401(a) of the Code. Schedule 5.16 contains a true and correct listings of all Employee Plans.

         (b) Except as set forth on Schedule 5.16, (i) None of the Company Employee Plans which is an "employee benefit plan," as defined in Section 3(3) of ERISA (collectively, "ERISA Plans"), is a "multiemployer pension plan," as described in Section 3(37) of ERISA, or a "multiple employer plan," as defined in Section 4063 of ERISA, (ii) no material liability under Title IV of ERISA has been incurred by the Companies, any of the Subsidiaries or any ERISA Plan since the effective date of ERISA that has not been satisfied in full, other than liability for premiums that are not yet due and payable to the PBGC, and there exists no fact or circumstances which could be expected to result in such liability, and (iii) the Companies have no announced plan or legally binding commitment to create any additional Company Employee Plans or to materially modify or change any of the Company Employee Plans except as required by law,
(iv) no ERISA Plan is maintained in connection with any trust described in
Section 501(c)(9) of the Code, and (v) no ERISA Plan is a "multiple employer welfare arrangement," as defined in Section 3(4) of ERISA. No securities of the Companies or any affiliates of the Companies are held in trust or are otherwise set aside for funding benefit obligations under any Company Employee Plan. Full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code, of all amounts which the Companies or the Subsidiaries are required to pay under the terms of each of the Company Employee Plans and Section 412 of the Code, and all such amounts properly accrued through the date of this Agreement with respect to the current plan year thereof will be paid by the Companies on or prior to the date of this Agreement or will be properly recorded on the Companies' financial statements. During the past six years, neither the Companies nor any of its affiliates have made or been required to make contributions to any "multiemployer plan," as defined in Section 3(37) of ERISA. For purposes of this Section 5.16, an "affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under section 414 of the Code. There are no accumulated funding deficiencies as defined in Section 412 of the Code (whether or not waived) with respect to any Company Employee Plan. The fair market value of the assets held with respect to each Company Employee Plan which is an employee pension benefit plan, as defined in Section 3(2) of ERISA, exceeds the actuarially determined present value of all benefit liabilities accrued under such Company Employee Plan (whether or not vested) determined using reasonable actuarial assumptions. The Companies and all of the affiliates of the Companies have paid and discharged promptly, when due, all liabilities and obligations arising under ERISA or the Code, of a character, which if unpaid or unperformed, might result in the imposition of a lien against any of the assets of the Companies or its affiliates.

         (c) Each Company Employee Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it is so qualified and nothing has occurred since the date of such letter to adversely affect the qualified status of each such plan. Except as set forth on Schedule 5.16, none of the Company Employee Plans in effect on the date hereof would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code or the payment of any other amount that would not be deductible by the Companies or any affiliate of the Companies. Each Company Employee Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law. There have been no non-exempt "prohibited transactions" within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to any Company Employee Plan to which either of those sections may apply, which might result in any liability of the Companies or its affiliates.

         (d) No Company Employee Plan provides benefits, including, without limitation, death, medical or health benefits (whether or not insured), after an employee's retirement or termination of employment, other than (i) continuation coverage required pursuant to Section 4980B of the Code and Part 6 of Title I of ERISA, and the regulation thereunder, any other applicable law and the Employee Retention Plan and (ii) retirement benefits under STEN's 401K plan and none of the Companies or any Affiliate has made representations, agreements, covenants or commitments to provide such benefits.

         (e) Except as set forth in Schedule 5.16, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of the Companies or the Subsidiaries to severance pay, employment compensation or any other payment, benefit or award or (ii) accelerate the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee.

         (f) To STEN's Knowledge, (i) there are no pending, threatened or anticipated claims against any of the Company Employee Plans, by any employee or beneficiary covered under any such Company Employee Plan, or otherwise involving any such Company Employee Plan (other than routine claims for benefits) and (ii) there is no basis for such a claim.

         (g) The Companies and the Subsidiaries have maintained workers' compensation coverage as required by the applicable state law through purchase of insurance as described on Schedule 5.16 and not by self-insurance or otherwise, except as disclosed to Buyer on Schedules 5.16.

         (h) Except as set forth in Schedule 5.16, neither of the Companies nor any of the Subsidiaries is a party to, or bound by, any collective bargaining agreement with a labor union or labor organization or, to the best of STEN's Knowledge (after reasonable inquiry of managerial personnel), are the Companies or any of its Subsidiaries the subject of any formal proceeding asserting that the Companies or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor organization as to wages or conditions of employment. Except as disclosed on Schedule 5.16,
(i) no employees of the Companies or any Subsidiaries are represented by any labor organization or collective bargaining representative, (ii) to STEN's Knowledge (after reasonable inquiry of managerial personnel), as of the date hereof, none of the Companies or any Subsidiaries has been the subject of any representational campaign by any union or other organization or group seeking to become the collective bargaining representative of any of their employees or has been subject to or threatened with any strike or other concerted labor activity or dispute, and (iii) none of the Companies or any Subsidiaries has any obligations under any affirmative action plan. There is no pending or, to STEN's Knowledge, threatened proceeding by or before, and none of the Companies or any Subsidiaries are subject to any judgment, order, writ, injunction or decree of or inquiry from, the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor, the Office of Federal Contract Compliance or any other Governmental Authority in connection with any current, former or prospective employee of the Companies or any of the Subsidiaries. The Companies and the Subsidiaries have not breached or otherwise failed to comply with any provisions of any collective bargaining agreement or affirmative action plan, and are in full compliance with all terms of any affirmative action plan as well as any collective bargaining agreement and there are no grievances outstanding thereunder.

         (i) Schedule 5.16 sets forth a true and complete list of each Person currently employed by the Companies or any Subsidiaries and each Person currently employed by STEN and whose employment will be transferred to the Companies or the Subsidiaries as of the Closing Date or who has or claims to have an employment relationship or rights with respect to recall or to restoration of employment, by the Companies or any Subsidiaries by name; job title; and status (e.g., active or inactive and reason) (the "Company Employees").

         (j) Other than STEN's 401K plan, no Company Employee Plan has any pension or post-retirement liability.

         Section 5.17 Insurance. Schedule 5.17 contains a list of all policies of property damage, liability and other forms of insurance (other than officer's and director's liability policies) which cover occurrences as of, or claims in excess of $500,000 made on, the date hereof and maintained by STEN, the Companies or any of the Subsidiaries or by Majority Shareholder or any Affiliate thereof to the extent applicable to either of the Companies, any of the Subsidiaries or any of their respective properties or assets. Buyer acknowledges that no insurance coverage or policy currently maintained by Majority Shareholder, STEN or any Affiliate (other than the Companies or the Subsidiaries) will extend beyond the Closing for the benefit of the Companies or the Subsidiaries. Also set forth on Schedule 5.11 is a list of all bonds, letters of credit and other surety obligations maintained by the Companies and its Subsidiaries.

         Section 5.18 No Brokers or Finders. The Companies have incurred no liabilities, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by the Operative Documents, for which Buyer shall have any responsibility whatsoever.

         Section 5.19 Regulatory Matters; Permits.

         (a) Except as disclosed in the Financial Statements, none of the Companies or any of the Subsidiaries has any material rate or other refund obligations. The wells in which the Companies or any of the Subsidiaries owns an interest that produce natural gas and crude oil have all been drilled, completed, operated and properly qualified under applicable state regulatory commission requirements and under any of the Contracts or pooling and unit agreements applicable thereto. None of the Companies or any of the Subsidiaries has any properties which have produced in excess of the quantities prescribed by applicable state regulatory agencies. Such wells are in compliance with all applicable state laws and regulations.

         (b) Environmental Matters. Except as set forth in Schedule 5.19:

                  (i) None of the Companies or the Subsidiaries or any property, owned, leased or in which they currently have any right or interest is in violation of any applicable Environmental Law other than a violation that would not reasonably be expected to result in or create any Environmental Liability. To STEN's Knowledge, none of the properties previously owned or leased by the Companies or the Subsidiaries or in which they held a right or interest, and subsequently conveyed by the Companies or the Subsidiaries to a third party is currently in violation of any applicable Environmental Law. None of the Companies or the Subsidiaries has been notified during the past three years by a Governmental Authority of any violation of any applicable Environmental Law that would reasonably be expected to create an Environmental Liability after the Closing.

                  (ii) None of the Companies or the Subsidiaries (A) is subject to any consent decree, compliance order, or administrative order issued by a Governmental Authority pursuant to an applicable Environmental Law, nor (B) has received a written request for information, notice of violation, demand letter, administrative inquiry, complaint or claim from any Governmental Authority pursuant to any Environmental Law, other than a request, notice, demand, inquiry, complaint or claim which would not reasonably be expected to result in or create an Environmental Liability.

                  (iii) None of the Companies or any Subsidiaries or any property, owned, leased or in which they currently have any right or interest is subject to any liens recorded by any Governmental Authority under an applicable Environmental Law.

                  (iv) The Companies and the Subsidiaries hold all material Permits under Environmental Laws necessary to conduct the Business in the same manner as is currently being conducted and such Permits are in full force and effect, except the failure of which to have or to be obtained or maintained would not reasonably be expected to result in or create an Environmental Liability. None of the Companies or the Subsidiaries are aware of any restriction or limitation in the

         Permits that would preclude the Buyer from using the Permits the day after the Closing to conduct the Business in the same manner as is currently being conducted by the Companies and the Subsidiaries.

                  (v) All known meter sites owned or operated by the Companies or any Subsidiaries that have been contaminated with Releases of mercury have been remediated in accordance with applicable Environmental Laws and the expense for such remediation has been substantially paid.

                  (vi) The Companies and the Subsidiaries have not been involved as a "potentially responsible party," as that term is used in CERCLA, in any proceeding, investigation, notice, or inquiry, initiated or maintained by the federal Environmental Protection Agency, or a comparable state agency. To STEN's Knowledge, no offsite disposal facility used by the Companies or the Subsidiaries has resulted in or is likely to become the subject of such a proceeding, investigation, notice, or inquiry, by either the federal Environmental Protection Agency or a comparable state agency.

                  (vii) There are no USTs located in, at, on or under any property currently owned or leased by the Companies or the Subsidiaries except for a UST that would not reasonably be expected to result in or create an Environmental Liability.

                  (viii) To STEN's Knowledge, all used oil and hydrocarbons (including any PCBs) removed from pigging pipelines have been properly handled under applicable Environmental Laws by the Companies and the Subsidiaries.

                  (ix) To STEN's Knowledge, the Companies and the Subsidiaries do not own or operate any PCB-containing equipment and there are no locations on property currently owned or leased by the Companies or the Subsidiaries that are contaminated with PCBs that require Remedial, Removal or Response action under current cleanup standards of the Environmental Protection Agency or a comparable state agency.

                  (x) To STEN's Knowledge, there are no abandoned or currently being used landfills or manufactured gas plants on property owned, leased, or operated by any of the Companies or any Subsidiaries, except for those for which all required Permits have been obtained and are in effect and except for those that would not result in or create an Environmental Liability.

         (c) No federal, state or local regulatory agency has any pending or threatened regulatory actions against the Companies, any Subsidiaries or any property owned, leased or in which they have any other right or interest.

         (d) The Companies and the Subsidiaries hold all Permits necessary to conduct their business in the same manner as is currently being conducted and such Permits are in full force and effect. No event has occurred with respect to any such Permits that
(i) allows, or after notice or lapse of time or both would allow, revocation or termination thereof, or (ii) would result in any other impairment of the rights of the holder of such Permit.

         (e) None of the Majority Shareholder, STEN, the Companies or any of the Subsidiaries is in violation of the Public Utility Regulatory Policies Act of 1978, as amended, or is a "holding company," an "affiliate" of a "holding company," or a "subsidiary company" of a "holding company" or a "public utility" within the meaning of Public Utility Holding Company Act of 1935, as amended.

         Section 5.20 Additional Drilling Obligations. Except as described on
Schedule 5.20, to STEN's Knowledge, and except for drilling obligations that may be required by Law prior to the Closing, with respect to the Oil and Gas Properties, there are no obligations of the Companies that require the drilling of additional wells or other material development operations in order to earn or to continue to hold all or any portion of the Oil and Gas Properties, and neither STEN nor the Companies have been advised by a lessor of any requirements or demands to drill additional wells which requirements or demands have not been resolved or reasonably waived in connection with the issuance of any supplemental title opinion.

         Section 5.21 Prepayment for Production. Except as described on Schedule 5.21, none of the Companies or the Subsidiaries is obligated, by virtue of a prepayment arrangement, a "take or pay" arrangement, a production payment or any other arrangement, to deliver hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor. Payments for gas sold pursuant to a gas contract to which the Companies or the Subsidiaries are a party are current and in accordance with the prices set forth therein. To STEN's Knowledge, no purchaser under any such gas contract has communicated to the Companies, directly or indirectly, its intent to cancel, terminate or renegotiate any of the gas contracts or otherwise to fail or refuse to take or pay for gas in the quantities and at the prices set out in any such gas contract whether such failure or refusal was pursuant to any force majeure, market-out or any similar provision contained in any such gas contract or otherwise.

         Section 5.22 [Reserved].

         Section 5.23 Plugging and Abandonment of Wells. Other than as set forth on Schedule 5.23, there are no wells operated by either of the Companies or any Subsidiaries that (i) either of the Companies or the Subsidiaries is currently obligated by Law or contract to plug and abandon; (ii) either of the Companies or any of the Subsidiaries would be obligated by Law or contract to plug and abandon with the lapse of time, or upon notice or both, because such wells are not currently capable of producing hydrocarbons in commercial quantities; (iii) are subject to exceptions to a requirement to plug and abandon issued by a Governmental Authority having jurisdiction over the Oil and Gas Properties; or
(iv) have been plugged and abandoned but have not been plugged in accordance with all applicable requirements of each Governmental Authority having jurisdiction over the Oil and Gas Properties.

         Section 5.24 Intellectual Property. Except as described on Schedule 5.24, to STEN's Knowledge, (i) each of the Companies and the Subsidiaries has the sole and unrestricted right to use the patents, trademarks, copyrights or other intellectual property rights described on Schedule 5.24, which are all the patents, trademarks, copyrights or other intellectual property rights owned by either of the Companies or any of the Subsidiaries in their respective businesses, and (ii) none of the Companies or the Subsidiaries has infringed or have been claimed to have infringed the patent, trademark, copyright or other intellectual property rights of any Person. Except as described on Schedule 5.24, no Person is infringing the patent, trademark or other intellectual property rights of the Companies or the Subsidiaries.

         Section 5.25 Preferential Rights. Except as disclosed on Schedule 5.25, there are no preferential rights that have been triggered in the past or will be triggered by the consummation of the transactions contemplated hereby with respect to the Oil and Gas Properties that have not been waived or have not expired.

         Section 5.26 Condition of Equipment. Except as set forth in Schedule
5.26 and except for casualty losses after the date hereof, the Oil and Gas Properties and all material equipment and facilities which are a part thereof or used in connection therewith meet industry standards concerning good working order and repair, reasonable wear and tear excepted.

         Section 5.27 Royalties. Except as set forth in Schedule 5.27, all royalties, overriding royalties, compensatory royalties and other payments due, prior to the Closing Date, from or in respect of production with respect to the Oil and Gas Properties have been or will be properly and correctly paid or provided for except with respect to any disputes involving any such payments.

         Section 5.28 Absence of Undisclosed Liabilities. Except as set forth on
Schedule 5.28 and except for the Excluded Liabilities and any Environmental Liability, none of the Companies or the Subsidiaries has, or since the date of the Financial Statements have incurred, any liability or obligation (whether accrued, absolute, contingent, unliquidated or otherwise), except (i) liabilities reflected on the Financial Statements, (ii) liabilities described in the notes accompanying the Financial Statements, (iii) current liabilities which have arisen since the date of the Financial Statements in the ordinary course of business (none of which is a material liability for breach of contract, tort or infringement) or (iv) liabilities arising under executory contracts (other than the Contracts) entered into in the ordinary course of business (none of which is a material liability for breach of contract).

         Section 5.29 Accounts Receivable. To STEN's Knowledge, all accounts receivable of the Companies and the Subsidiaries reflected on the Financial Statements or arising since the date of the Financial Statements are good and have been collected or are collectible and are subject to no defenses, set-offs or counterclaims that are not reflected on the Financial Statements.

         Section 5.30 Year 2000. To STEN's Knowledge, each system that is comprised of software, hardware, databases or embedded control systems (microprocessor controlled or controlled by any robotic or other device) (collectively, "Systems") that constitutes any part of, or is used by the Companies or the Subsidiaries in connection with the use, operation or enjoyment of, any tangible or intangible asset or real property of the Companies or Subsidiaries will not be adversely affected by the advent of the year 2000, the advent of the twenty-first century or the transition from the twentieth century through the year 2000 and into the twenty-first century. To STEN's Knowledge, the Companies have no reason to believe that they will incur material expenses arising from or relating to the failure of any of its Systems as a result of the advent of the year 2000, the advent of the twenty-first century or the transition from the twentieth century through the year 2000 and into the twenty-first century. To STEN's Knowledge, each System of the Companies and the Subsidiaries are able to accurately process date data, including but not limited to, calculating, comparing and sequencing from, into and between the twentieth century (through year 1999), the year 2000 and the twenty-first century, including leap-year calculations. To STEN's Knowledge, no Person from whom the Companies receive goods or services or otherwise does business, utilizes computer software and related systems that are not Year 2000 compliant and which non-compliance can reasonably be expected to have a Material Adverse Effect on the Companies.

         Section 5.31 Reserves and Reserve Reports. To STEN's Knowledge, the factual data furnished to Ryder Scott for use in connection with the preparation of the Reserve Report was accurate in all material respects. "Reserve Report" means the reserve report of the Companies and the Subsidiaries prepared by Ryder Scott as of December 31, 1998 regarding the Oil and Gas Properties. Neither STEN nor Majority Shareholder makes any representation or warranty to Buyer with respect to any financial projection or forecast relating to the Companies or the Subsidiaries. Except as set forth above, with respect to any projections or forecasts delivered by Majority Shareholder or the Companies to Buyer with respect to the Oil and Gas Properties, Buyer acknowledges that (i) there are uncertainties inherent in trying to evaluate such projections or forecasts, (ii) it is familiar with such uncertainties, (iii) it is not relying on such projections or forecasts in its evaluation of the owned assets, including the Oil and Gas Properties, (iv) it is taking full responsibility for making its own evaluation of the adequacy of all such projections or forecasts, and (v) it shall have no claim against Majority Shareholder or STEN with regard thereto, unless material elements thereof were in fact known to be false when provided to Buyer. EXCEPT AS EXPRESSLY SET FORTH ABOVE IN THIS SECTION 5.31, NEITHER MAJORITY SHAREHOLDER NOR STEN MAKES ANY WARRANTY AND HEREBY DISCLAIMS ANY WARRANTY THAT THE RESERVE ESTIMATES, CASH FLOW ESTIMATES, PRICE ESTIMATES, OR PRODUCTION OR FLOW RATE ESTIMATES CONTAINED IN THE RESERVE REPORT OR IN ANY SUPPLEMENT THERETO OR UPDATE THEREOF ARE IN ANY WAY COMPLETE, ACCURATE OR NOT MISLEADING, THE SAME BEING PREDICTIONS AS TO FUTURE EVENTS WHICH ARE INHERENTLY SUBJECT TO INCOMPLETENESS AND INACCURACY.


                                   ARTICLE VI

                              PRE-CLOSING COVENANTS

         Section 6.1 Covenants of STEN and Majority Shareholder. From the date hereof through the Closing Date, STEN and Majority Shareholder covenant and agree with Buyer as follows:

         (a) Access. Upon reasonable notice from Buyer to Majority Shareholder, Majority Shareholder shall, and shall cause STEN to, permit Buyer and its authorized employees, agents, accountants, legal counsel, and other representatives to have reasonable access, at Buyer's sole expense, risk and cost, to the facilities, properties, personnel and Records of the Companies and the Subsidiaries (including, without limitation, all title, land, geological, geophysical, seismic, engineering, production, product sales, personnel-related documents and financial Records and data) for the purpose of conducting an investigation of their financial condition, corporate status, business, properties and assets and to inspect the environmental conditions of the Oil and Gas Properties and other real properties in accordance with the procedures set forth in the Environmental Letter; provided, however, that such investigation shall be conducted in a manner that does not unreasonably interfere with normal operations of STEN and the Companies. Buyer will not contact any employee of the Companies, STEN or Majority Shareholder or their Affiliates without first obtaining the approval of an authorized representatives of Majority Shareholder. Majority Shareholder will furnish, or cause STEN or the Companies to furnish, Buyer with such additional financial and operating data and other information pertaining to the Companies and their assets and operations as Buyer may reasonably request; provided however, that nothing in this Agreement shall obligate Majority Shareholder to take any action that would reasonably disrupt the normal course of its or any of its Affiliates', STEN's, the Companies' or the Subsidiaries' businesses, or violate the terms of any applicable Law, agreement or contract to which it or any of such Persons is a party, or to which it or any such Person or any of their respective assets are subject; and provided further, that the confidentiality of any data or information to which Buyer is given access shall be maintained by Buyer and its representatives in accordance with the Confidentiality Agreement.

         (b) Operation of Business. Except as contemplated in this Agreement or otherwise consented to by Buyer in writing (which consent will not be unreasonably delayed, withheld or conditioned), STEN Parent will, and will cause STEN Holdings, the Companies and the Subsidiaries, with respect to the Companies and the Subsidiaries, to:

                  (i) use their Best Efforts to conduct the Business in the ordinary course of business consistent with past practices and to keep the Business intact;

                  (ii) enter into new physical commodity and transmission purchase and sale commitments, provided that such commitments are consistent in scale and duration with existing commitments;

                  (iii) use their Best Efforts to comply in all material respects with all applicable Laws and use their Best Efforts to maintain compliance in all material respects with the Contracts and to maintain good relationships with the customers, suppliers and others it customarily transacts business with;

                  (iv) continue their existing practices relating to the maintenance and operation of their assets;

                  (v) to the extent that any of the following would impair the ability to operate in the normal course, not declare or pay any dividend or other distribution in respect of their capital stock or beneficial interests, or directly or indirectly purchase, redeem, or otherwise acquire or dispose of any share of their capital stock or beneficial interests or any subscriptions, warrants, options, calls or other commitments or rights to acquire any shares of their capital stock or beneficial interests or take any steps otherwise affecting or changing the Companies' capitalization;

                  (vi) not merge into or with or consolidate with any other Person or acquire all or substantially all of the business or assets of any Person;

                  (vii) not make any change in their respective certificates of incorporation or bylaws;

                  (viii) not purchase any securities of any Person or issue or sell any securities (including Options) of any Company or any Subsidiary;

                  (ix) not create, incur, assume or guarantee any material long-term debt or capitalized lease obligation or, except in the ordinary course of business and consistent with past practices, incur or assume any material short-term debt in excess of $2 million outstanding at any time;

                  (x) not take any action or enter into any commitment with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization or other winding up of either the Companies or the Subsidiaries;

                  (xi) not grant any preferential right of purchase or similar right to require the consent of any Person to the transfer or assignment of the assets or operations of the Companies or the Subsidiaries;

                  (xii) not take, or knowingly permit to be taken, any action in the conduct of the business of the Companies or the Subsidiaries that would cause any representation or warranty to be untrue or inaccurate or would be contrary to or in breach of any of the terms or provisions of this Agreement;

                  (xiii) not change the Companies' or the Subsidiaries' accounting methods, principles or practices, other than such changes required by GAAP;

                  (xiv) not amend any Tax Return, make any Tax election or settle or compromise any tax liability;

                  (xv) not incur any capital expenditures during any month that exceeds 125% of the amount set forth on Schedule 1.7 for such month;

                  (xvi) modify in any material respect or terminate prior to the scheduled expiration thereof any Contract;

                  (xvii) discontinue or modify any policy or binder of insurance currently maintained;

                  (xviii) other than assigning the Employment Agreements to the Companies, enter into or amend any employment or severance arrangement with any employee or establish or adopt a collective bargaining agreement;

                  (xix) establish or amend any Employee Plan;

                  (xx) not take any action that would limit, reduce or extinguish any indemnity or right of contribution from a third party which may be available to the Buyers, the Companies or the Subsidiaries, and will take all necessary action, of which it has actual knowledge, to preserve claims under any such indemnity;

                  (xxi) not sell, lease or otherwise dispose of any of the Oil and Gas Properties which, individually or in the aggregate, have an Allocated Value of $1 million or more; or

                  (xxii) not commit to do any of the foregoing.

         (c) HSR Act. Majority Shareholder will (i) file as promptly as practicable with the Department of Justice and the Federal Trade Commission the notification and report form required for the transactions contemplated hereunder by the HSR Act, requesting early termination of the waiting period thereunder, and (ii) respond promptly to inquiries from the Federal Trade Commission or the Department of Justice in connection with such filings.

         (d) Satisfaction of Conditions. Majority Shareholder and STEN will use their respective Best Efforts to obtain the satisfaction of the conditions to Closing set forth in Section 7.2.

         (e) Press Releases. Subject to applicable securities law or stock exchange requirements and other legal requirements, STEN and Majority Shareholder shall promptly advise and consult with, and obtain the consent (which consent shall not be unreasonably withheld) of, Buyer before issuing, or permitting any of their respective directors, officers, employees, agents or Affiliates to issue, any press release with respect to this Agreement or the transactions contemplated hereby.

         (f) Insurance. STEN and the Companies shall not voluntarily terminate and will maintain in force and effect through the Closing Date the insurance coverages set forth on Schedule 5.17 or will cause to be placed in force and effect comparable insurance coverage. Buyer recognizes that the insurance coverages set forth on Schedule 5.17 are policies covering the operations and assets of Majority Shareholder, STEN and their respective Affiliates and the limits of coverage available thereunder to the Companies are subject to claims by Majority Shareholder and its Affiliates.

         (g) Payments. All payments of any kind required to be made by the Companies or the Subsidiaries to a third party under any contract or agreement or maturing prior to the Closing Date shall be properly and timely paid and provided for.

         Section 6.2 Covenants of Buyer. From the date hereof through the Closing Date, Buyer covenants and agrees with STEN and Majority Shareholder as follows:

         (a) HSR Act. Buyer will (i) file as promptly as practicable, with the Department of Justice and the Federal Trade Commission, the notification and report form required for the transactions contemplated hereunder by the HSR Act, requesting early termination of the waiting period thereunder, (ii) pay the applicable filing fee in connection with such filing and (iii) respond promptly to inquiries from the Federal Trade Commission or the Department of Justice in connection with such filings.

         (b) Satisfaction of Conditions. Buyer will use its Best Efforts to obtain the satisfaction of the conditions to Closing set forth in Section 7.1.

         (c) Press Releases. Subject to applicable securities law or stock exchange requirements and other legal requirements, Buyer shall promptly advise, and consult with, and obtain the consent (which consent shall not be unreasonably withheld) of, Majority Shareholder before issuing, or permitting any of its directors, officers, employees, agents, or Affiliates to issue, any press release with respect to this Agreement or the transactions contemplated hereby.

         (d) Prohibited Actions. Prior to the Closing Date, neither the Buyer nor any Affiliate shall make or agree to enter into any acquisition, joint venture, business combination or investment, nor take any actions in connection with making or agreeing to enter into any acquisition, joint venture, business combination or investment, that could reasonably be expected to delay, conflict with or prevent the clearance of the transactions contemplated hereunder by either the United States Department of Justice or the Federal Trade Commission.

         Section 6.3 Supplements to Schedules. Majority Shareholder and STEN may, from time to time, by written notice to Buyer received not later than the day prior to the anticipated Closing Date, supplement or amend any Schedule to correct any matter that would constitute a breach of any representation or warranty of STEN or Majority Shareholder herein contained; provided, however that any such supplement or amendment of any Schedule will not be effective to cure and correct any breach of any representation, warranty or covenant that would have existed by reason of Majority Shareholder or STEN not having made such supplement or amendment.

         Section 6.4 Release of Guarantees, Bonds. Buyer acknowledges that Majority Shareholder, STEN and their respective Affiliates have guaranteed obligations (whether of performance or of payment) of, and obtained letters of credit, bonds, or other surety obligations for, the Companies, as set forth on
Schedule 6.4. Buyer shall use its Best Efforts to cause the release as of the Closing Date of Majority Shareholder, STEN and their respective Affiliates from all obligations relating to any such guarantees, letters of credit, bonds, or other surety obligations and any liabilities related thereto. Following the Closing Date, Buyer will continue to use its Best Efforts to procure any such releases not obtained by the Closing Date. Buyer will reimburse the Majority Shareholder, STEN or their Affiliates for (i) the servicing fees and costs, if any, necessary to maintain such guaranteed obligations, letters of credit, bonds and other surety obligations of the Majority Shareholder, STEN and their Affiliates that remain outstanding after the Closing Date and (ii) amounts, if any, drawn under such outstanding guaranteed obligations, letters of credit, bonds and other surety obligations charged to the Majority Shareholder, STEN or their Affiliates after the Closing Date.

         Section 6.5 Excluded Assets On or prior to the Closing Date, the Companies will transfer all Excluded Assets to Majority Shareholder, STEN or an Affiliate of STEN or Majority Shareholder.

         Section 6.6 Confidentiality Agreement Notwithstanding anything therein to the contrary, the Parties agree that (i) the term of the Confidentiality Agreement shall hereby be extended to the earlier of (x) the Closing Date or (y) the termination of this Agreement in accordance with Article XI, and (ii) each of the Parties, whether or not a signatory to the Confidentiality Agreement, shall be bound by the terms of the Confidentiality Agreement (other than paragraphs 6, 7 and 8 thereof) as if such Party was a Party thereto.

         Section 6.7 Governmental Approvals. The Parties shall have obtained all material permits, consents and approvals of Governmental Authorities disclosed on Schedules 4.4 and 5.5 so that consummation of the transactions contemplated hereby will be in compliance with applicable Law. In addition, STEN (with the reasonable assistance of Buyer) shall obtain all consents and approvals of private Persons (i) the granting of which is necessary for the consummation of the transactions contemplated hereby and (ii) the non-receipt of which would have a Material Adverse Effect.

         Section 6.8 No Solicitations.

         (a) Majority Shareholder will notify Buyer immediately and in any event within twenty-four (24) hours of receipt of any proposals by, request for any information from, or initiation of or attempt or request to initiate any negotiations or discussions with, Majority Shareholder or its subsidiaries or their officers, directors, employees, investment bankers, attorneys, accountants or other agents, in each case in connection with any Acquisition Proposal (as defined below) or the consideration of making an Acquisition Proposal ("Acquisition Proposal Interest") indicating, in connection with such notice, the terms and conditions of any Acquisition Proposals or offers. Majority Shareholder agrees that as of the date hereof it shall cease and cause to be terminated any activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal Interest. The term "Acquisition Proposal," as used herein, means any offer or proposal for a merger, consolidation or other business combination or joint venture involving any of the Companies or the Subsidiaries or the acquisition of any substantial equity interest in, or a substantial portion of the assets of, any of the Companies or the Subsidiaries or any offer or proposal with respect to any recapitalization or restructuring with respect to any of the Companies or the Subsidiaries, other than the transactions contemplated by this Agreement.

         (b) From the date hereof until this Agreement is terminated in accordance with its terms, each of Majority Shareholder, STEN, the Companies and the Subsidiaries shall not, and shall use their Best Efforts to ensure that their respective directors, officers, trustees, employees, investment bankers, attorneys, accountants or other agents shall not, directly or indirectly (i) solicit, initiate or knowingly encourage, or take any action to facilitate the making of, any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) engage in discussions or negotiations with, or provide any information relating to the Companies or the Subsidiaries to any Person relating to an Acquisition Proposal.

                                  ARTICLE VII

                               CLOSING CONDITIONS

         Section 7.1 Conditions to Obligations of STEN and Majority Shareholder. The obligations of STEN and Majority Shareholder to proceed with the Closing are subject to the satisfaction at or prior to Closing of all of the following conditions, any one or more of which may be waived in writing in whole or in part by Majority Shareholder (which waiver shall be deemed to constitute a waiver of any liability Buyer may have under this Agreement with respect to the event or condition causing such condition not to be satisfied at Closing):

         (a) Compliance. Buyer shall have complied in all material respects with its covenants and agreements contained herein, and Buyer's representations and warranties contained herein, or in any certificate or similar instrument required to be delivered by or on behalf of it pursuant hereto, shall be true and correct in all material respects on and as of the Closing Date, with the same effect as though made at such time provided, that if a representation or warranty is expressly made only as of a specific date, it need only be true and correct as of such date;

         (b) Officers' Certificate. Majority Shareholder and STEN shall have received a certificate dated as of the Closing Date and signed by (i) Buyer's President or any Vice President, to the effect that the conditions specified in
Section 7.1(a) have been fulfilled and (ii) Buyer's Secretary or any Assistant Secretary, certifying the accuracy and completeness of the copies of, as well as the current effectiveness of, the resolutions to be attached thereto of the Board (or any committee thereof) of it authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, as well as to the incumbency of the officers executing this Agreement on behalf of it and any documents to be executed and delivered by it at Closing;

         (c) No Orders. No order, writ, injunction or decree shall have been entered and be in effect by any court of competent jurisdiction or any governmental or regulatory instrumentality or authority, and no statute, rule, regulation or other requirements shall have been promulgated or enacted and be in effect, that restrains, enjoins or invalidates the transactions contemplated hereby;

         (d) No Suits. No suit or other proceeding shall be pending or threatened in writing by any third party before any court or governmental agency seeking to restrain or prohibit or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement;

         (e) HSR Act. All applicable waiting periods under the HSR Act shall have expired or been terminated;

         (f) Legal Opinion. STEN and Majority Shareholder shall have received a legal opinion from Thompson & Knight L.L.P., legal counsel of Buyer, and/or the Assistant General Counsel of Buyer, each in a form reasonably acceptable to Majority Shareholder, STEN and their counsel;

         (g) Guarantees, Bonds and Insurance. Majority Shareholder shall have received from Buyer all releases, replacements and substitutions with respect to guarantees, letter of credit, bonds, insurance or other surety obligations required in Section 6.4 or an indemnity of Buyer in lieu thereof in form and substance reasonably satisfactory to Majority Shareholder;

         (h) Governmental Approvals. The Companies and the Subsidiaries shall have received all material permits, consents and approvals set forth in Section 5.5; and

         (i) Payment of Preliminary Purchase Price. Buyer shall have paid by wire transfer to STEN Holdings the Preliminary Purchase Price.

         Section 7.2 Conditions to Obligations of Buyer. The obligations of Buyer to proceed with the Closing are subject to the satisfaction at or prior to Closing of all of the following conditions, any one or more of which may be waived in writing in whole or in part by Buyer (which waiver shall be deemed to constitute a waiver of any liability STEN or Majority Shareholder may have under this Agreement with respect to the event or condition causing such condition not be to satisfied at Closing):

         (a) Compliance. STEN and Majority Shareholder shall have complied in all material respects with their covenants and agreements contained herein, and STEN's and Majority Shareholder's representations and warranties contained herein or in any certificate or similar instrument required to be delivered by or on behalf of STEN or Majority Shareholder pursuant hereto, shall be true and correct on and as of the Closing Date (other than such inaccuracies or breaches that do not, individually or in the aggregate, have a Material Adverse Effect), with the same effect as though made at such time; provided that if a representation or warranty is expressly made only as of a specific date, it need only be true and correct as of such date;

         (b) Officers' Certificate. Buyer shall have received a certificate dated as of the Closing Date and signed by (i) the STEN Parent's Chairman, President, Executive Vice President or any Vice President, STEN Holding's Chairman, President, Executive Vice President or any Vice President and Majority Shareholder's Chairman, President, Executive Vice President or any Vice President, to the effect that the conditions specified in Section 7.2(a) have been fulfilled and (ii) STEN Parent's Secretary or Assistant Secretary, STEN Holding's Secretary or Assistant Vice President and Majority Shareholder's Secretary or an Assistant Secretary, certifying the accuracy and completeness of the copies of, as well as the current effectiveness of, the resolutions to be attached thereto of the Board (or any committee thereof) of each authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, as well as to the incumbency of the officers executing this Agreement on behalf of each and any documents to be executed and delivered by each at Closing;

         (c) No Orders. No order, writ, injunction or decree shall have been entered and be in effect by any court of competent jurisdiction or any governmental or regulatory instrumentality or authority, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that restrains, enjoins or invalidates the transactions contemplated hereby;

         (d) No Suits. No suit or other proceeding shall be pending or threatened in writing by any third party before any court or governmental agency seeking to restrain or prohibit or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement;

         (e) HSR Act. All applicable waiting periods under the HSR Act shall have expired or been terminated; provided, however, that, after consultation with Majority Shareholder, Buyer shall not be required to accept any such expiration or termination to the extent that the Department of Justice or the Federal Trade Commission limits or restricts the operations of Buyer, or any of its Affiliates, the Companies or the Subsidiaries, requires the divestiture by Buyer, any of its Affiliates, the Companies or the Subsidiaries of assets or operations or otherwise would impose terms or conditions that in the good faith judgment of the Buyer would reasonably be likely to have a material adverse effect on Buyer, its Affiliates, the Companies or the Subsidiaries.

         (f) Legal Opinions. Buyer shall have received legal opinions from Gerard R. McConnell and Baker & Botts, L.L.P., legal counsel to STEN and Majority Shareholder respectively, reasonably satisfactory to Buyer and its counsel;

         (g) Delivery of Beneficial Interests. Buyer shall have received from STEN Holdings (i) one or more stock certificates representing the ESOG Common Stock, duly endorsed for transfer to Buyer or accompanied by stock powers duly executed in blank; and (ii) one or more certificates representing the shares of ESEC Beneficial Interest;

         (h) Governmental Approvals. Buyer and the Companies and the Subsidiaries shall have received all material permits, consents and approvals set forth on Schedule 4.4 and 5.5 hereof; provided, however, that Buyer, after consultation with Majority Shareholder, shall not be required to accept any such permit, consent or approval that limits or restricts the operations of Buyer, any of its Affiliates, the Companies or the Subsidiaries, requires the divestiture by Buyer, any of its Affiliates, the Companies or the Subsidiaries of assets or operations or otherwise would impose terms or conditions that in the good faith judgment of Buyer would reasonably be likely to have a material adverse effect on Buyer, its Affiliates, the Companies or the Subsidiaries;

         (i) Delivery of Minute Books of Companies and the Subsidiaries. The Majority Shareholder shall have delivered the minute books and other permanent Records of the Companies and each of the Subsidiaries;

         (j) Resignations. The written resignations (or evidence of removal) of the directors and officers of the Companies and each of the Subsidiaries that are designated in writing by Buyer to the Majority Shareholder not less than 10 days before the Closing Date, shall be delivered, such resignations to be effective on the Closing Date; provided, however, that nothing in this Section 7.2(j) shall affect the Buyer's obligations to pay severance to any officers required pursuant to Section 10.6;

         (k) Credit Support. If requested by Buyer, Majority Shareholder shall deliver to Buyer a credit support instrument (issued by the Majority Shareholder's ultimate parent company or by a Person whose credit is reasonably acceptable to Buyer) supporting payment obligations of the Majority Shareholder under this Agreement and any obligations of STEN or its Affiliates under any contract or agreement between STEN or its Affiliates, on the one hand, and the Companies or the Subsidiaries, on the other hand;

         (l) No Material Adverse Effect. From the date of this Agreement until the Closing Date, there shall not have occurred any change or effect that has had a Material Adverse Effect; and

         (m) Receipt of Preliminary Purchase Price Estimate. Buyer shall have received STEN's estimate of the Preliminary Purchase Price no later than 5 Business Days prior to the Closing Date.


                                  ARTICLE VIII

                                 INDEMNIFICATION

         Section 8.1 Indemnification by Majority Shareholder and STEN.

         (a) Majority Shareholder and STEN shall indemnify and hold harmless Buyer (and, after the Closing, the Companies and the Subsidiaries), and their respective officers, directors, employees, advisors, agents and controlling Persons, from any liability, damage, loss, penalty, cost or expense, including reasonable attorney's fees and costs of investigating and defending against lawsuits, complaints, actions or other pending or threatened litigation (the "Costs"), arising from or attributable to (i) any breach of any representation, warranty or agreement, made by Majority Shareholder or STEN in Article V of this Agreement; (ii) any Third Party Claim in respect to the conduct of the Business or the ownership of the assets by any of the Companies or the Subsidiaries (or their successors) prior to the Closing Date; (iii) any

Excluded Asset or Excluded Liability; (iv) any Third Party Claim brought by or on behalf of any Shareholder or employee of Majority Shareholder, STEN Parent or STEN Holdings or any Company Employee, which seeks to enjoin, challenge the validity of, obtain damages with respect to, or otherwise is related to this Agreement (other than obligations Buyer has undertaken under Section 10.6 hereof) or the consummation of the transactions contemplated hereby; (v) any liabilities to the extent STEN is indemnified, and recovers pursuant to such indemnity, pursuant to the Stock Purchase Agreement by and between Ashland Exploration Holdings, Inc. and The Eastern Group, Inc., dated as of May 20, 1997; (vi) any Costs resulting from the failure to fully discharge the debts secured by the liens set forth in Schedule 1.3; (vii) any Hedges of the Companies or the Subsidiaries other than as described in Schedule 5.11(e), the Hedge Book or the Master Hedge Agreement; provided, however, that this Section
8.1 shall be inapplicable with respect to any matter for which a Party shall be entitled to indemnification pursuant to Article IX; and (viii) any claim by any Company Employee related to any alleged rights to any Options or other form of equity participation granted prior to the Closing Date.

         (b) STEN agrees to assert, and to use commercially reasonable efforts to enforce, at Buyer's request, any claim against Ashland Exploration Holdings, Inc. for which STEN is entitled to indemnification pursuant to the agreement referenced in Section 8.1(v) hereof; provided that STEN and Buyer agree that (i) if STEN is able to recover pursuant to such agreement with Ashland Exploration Holdings, Inc., Buyer shall pay the Costs related to asserting such indemnification to the extent STEN is not able to otherwise recover the Costs of asserting such indemnification from Ashland Explorations Holdings, Inc.; and
(ii) with respect to any claim for which STEN is not able to recover pursuant to such agreement with Ashland Exploration Holdings, Inc., such claim will be eligible for indemnification to the extent otherwise available under Section 8.1(a).

         Section 8.2 Indemnification by Buyer. Buyer shall indemnify and hold harmless STEN, Majority Shareholder, their respective officers, directors, employees, advisors, agents and controlling Persons from Costs arising from or attributable to (i) any breach of any representation, warranty or agreement made by Buyer in Article IV of this Agreement, and (ii) any Third Party Claim in respect to the conduct of the Business or the ownership of the assets by any of the Companies or the Subsidiaries on or after the Closing Date and (iii) except as set forth in Section 10.6(e), any claim by any employee of the Companies or the Subsidiaries pursuant to an Employment Agreement (other than with respect to any Options or other form of equity participation); provided, however, that this
Section 8.2 shall be inapplicable with respect to any matter for which a Party shall be entitled to indemnification pursuant to Article IX.

         Section 8.3 Procedures for Third Party Claims.

         (a) Promptly after the assertion by any third party of any Third Party Claim against any party entitled to be indemnified under this Article VIII (the "Indemnitee") that, in the judgment of such Indemnitee, may result in the incurrence by such Indemnitee of Costs for which such Indemnitee would be entitled to indemnification pursuant to this Agreement, such Indemnitee shall give prompt written notice (including copies of all papers served with respect to such claim) to the Person such Indemnitee seeks indemnification from hereunder (the "Indemnitor") of the commencement thereof, which notice shall describe in reasonable detail the nature of the Third Party Claim, an estimate of the amount of damages attributable to the Third

Party Claim to the extent feasible and the basis of the Indemnitee's request for indemnification under this Agreement. In case any Third Party Claim that is subject to indemnification under this subsection (a) shall be brought against an Indemnitee and it shall give prompt written notice to the Indemnitor of the commencement thereof, the Indemnitor may, and at the request of the Indemnitee shall, participate in and control the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnitee; provided, however, that no delay on the part of the Indemnitee in notifying the Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then solely to the extent) the Indemnitor thereby is prejudiced. The Indemnitee shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnitee unless (i) the employment thereof has been specifically authorized in writing by the Indemnitor, (ii) the Indemnitor failed to assume the defense and employ counsel or failed to diligently prosecute or settle the Third Party Claim or (iii) there shall exist or develop a conflict that would ethically prohibit counsel to the Indemnitor from representing the Indemnitee. If requested by the Indemnitor, the Indemnitee shall cooperate with the Indemnitor and its counsel in contesting any Third Party Claim that the Indemnitor elects to contest, including, without limitation, by making any counterclaim against the Person asserting the Third Party Claim or any cross-complaint against any Person, in each case only if and to the extent that any such counterclaim or cross-complaint arises from the same actions or facts giving rise to the Third Party Claim. The Indemnitor shall be the sole judge of the acceptability of any compromise or settlement of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder; provided, that the Indemnitor shall give the Indemnitee reasonable prior written notice of any such proposed settlement or compromise and will not consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without the prior written consent of the Indemnitee(s), which consent shall not be unreasonably withheld. The Indemnitor (if the Indemnitee is entitled to indemnification hereunder) shall reimburse the Indemnitee for its reasonable out of pocket costs incurred with respect to such cooperation.

         (b) If the Indemnitor fails to assume the defense of a Third Party Claim within a reasonable period after receipt of written notice pursuant to the first sentence of subsection (a) or if the Indemnitor assumes the defense of the Indemnitee pursuant to subsection (a) but fails to diligently prosecute or settle the Third Party Claim, then the Indemnitee shall have the right to defend, at the sole cost and expense of the Indemnitor (if the Indemnitee is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnitee to a final conclusion or settled. The Indemnitee shall have full control of such defense and proceedings; provided that the Indemnitee shall not settle such Third Party Claim without the written consent of the Indemnitor, which consent shall not be unreasonably withheld. The Indemnitor may participate in, but not control, any defense or settlement controlled by the Indemnitee pursuant to this subsection (b), and the Indemnitor shall bear its own costs and expenses with respect to such participation.

         Section 8.4 Limits and Special Provisions for Recovery for Indemnified Costs.

         (a) Claims for breach of representations and warranties and Third Party Claims under Sections 8.1(a)(i), 8.1(a)(ii), 8.2(i) and 8.2(ii) shall only be made prior to December 31, 2001.

         (b) No Party shall have any obligation to indemnify any other Party for breaches of representations and warranties or agreements or Third Party Claims where the Costs under Sections 8.1(a)(i), 8.1(a)(ii), 8.2(i) and 8.2(ii) related to such individual claim are less than $50,000.

         (c) Neither Majority Shareholder nor STEN shall be liable for any indemnifiable Costs under Section 8.1(a)(i) that relates to a breach of a representation or warranty contained in Section 5.19(b) or under 8.1(a)(ii) that relates to any Environmental Liability, unless and until the aggregate amount of all such Costs exceeds $2,500,000, in which case Majority Shareholder and STEN, on the one hand, and Buyer, on the other hand, shall each be liable for 50% of all such Costs that exceed $2,500,000 up to and until such time as the aggregate amount of all such Costs equal $5,000,000, at which point Majority Shareholder and STEN shall be solely liable for all Costs that exceed $5,000,000.

         (d) Neither Majority Shareholder nor STEN shall be liable for any Costs under Section 8.1(a)(i) or (ii) other than such Costs as are referenced in
Section 8.4(c) unless and until the aggregate amount of all such other Costs exceeds $5,000,000, at which point Majority Shareholder and STEN shall be solely liable for all Costs that exceed $5,000,000.

         (e) The indemnification obligations of Majority Shareholder under
Section 8.1(a)(i) and (ii) and Buyer under Section 8.2 shall be subject to a maximum aggregate amount equal to 50% of the Final Purchase Price.

         Section 8.5 Exclusive Remedy; Scope of Representations.

         (a) THE PARTIES ACKNOWLEDGE AND AGREE THAT THE REMEDIES SET FORTH IN THIS AGREEMENT, INCLUDING THE DEDUCTIBLES, LIABILITY LIMITS, SURVIVAL PERIODS, DISCLAIMERS AND LIMITATIONS ON REMEDIES, ARE INTENDED TO BE, AND SHALL BE, THE EXCLUSIVE REMEDIES WITH RESPECT TO ANY ASPECT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HEREBY RELEASES, WAIVES AND DISCHARGES, AND COVENANTS NOT TO SUE WITH RESPECT TO, ANY CAUSE OF ACTION OR CLAIM NOT EXPRESSLY PROVIDED FOR IN THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, CLAIMS UNDER STATE OR FEDERAL SECURITIES LAWS, AVAILABLE AT COMMON LAW OR BY STATUTE.

         (b) EXCEPT AS EXPRESSLY PROVIDED IN OR CONTEMPLATED BY THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTIES OR GUARANTEES TO THE OTHER, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, AND BOTH PARTIES DISCLAIM AND WAIVE ANY IMPLIED WARRANTIES OR WARRANTIES IMPOSED BY LAW.

                                   ARTICLE IX

                                   TAX MATTERS

         Section 9.1 Preparation and Filing of Tax Returns.

         (a) With respect to each Tax Return covering a taxable period ending on or before the Closing Date that is required to be filed after the Closing Date for, by or with respect to the Companies or the Subsidiaries (other than the Tax Returns described in paragraph (c)), Majority Shareholder shall cause such Tax Return to be prepared (at Majority Shareholder's sole cost and expense) and shall cause to be included in such Tax Return all items of income, gain, loss, deduction and credit or other items (collectively "Tax Items") required to be included therein. Majority Shareholder shall determine (by a methodology that uses the principles of an interim closing of the books as of the Closing Date, except for Taxes and Tax Items (including franchise and ad valorum taxes) that are calculated on an annual basis shall be pro rated on a daily basis), the portion, if any, of the Tax shown with respect to the period covered by such Tax Return which is attributable to the Companies or the Subsidiaries for a Pre-Closing Taxable Period. In addition, Majority Shareholder shall cause a Company Tax Return to be prepared (at Majority Shareholder's sole cost and expense) and shall cause to be included in such Company Tax Return all items of Tax Items included in any such actual Tax Return, utilizing the same methodologies used in the preparation of any such actual Tax Return pursuant to this Section 9.1(a). At least 30 days prior to the due date (including extensions) of such Tax Return, Majority Shareholder shall deliver to Buyer a copy of such actual Tax Return (and the corresponding Company Tax Return) and its determinations. Buyer shall have the right to review and comment on such Tax Return (and the corresponding Company Tax Return) and to request reasonable revisions thereto within 15 days of receiving copies thereof. If the Majority Shareholder and Buyer shall be unable to agree upon revisions to such Tax Returns (and/or the corresponding Company Tax Returns) within 15 days of Majority Shareholder's receipt of Buyer's reasonable objections, then independent tax counsel or a nationally recognized public accounting firm, in each case mutually acceptable to Majority Shareholder and Buyer, shall be engaged to decide the dispute, the costs of such counsel or accounting firm to be shared equally by Majority Shareholder and Buyer. If any Tax is finally determined to be due or owing pursuant to this Section 9.1(a) with respect to the period or periods covered by such Tax Return and such Tax is attributable to Tax Items arising on or prior to September 30, 1999, Majority Shareholder shall pay such Tax (or if Buyer should be required to pay such Tax, Majority Shareholder will reimburse Buyer for such amount not less than five (5) days prior to the date such Tax is due). If (1) any Tax is shown with respect to the period or periods covered by such Company Tax Return, and (2) such Tax is attributable to a Tax Item which is included in a corresponding actual Tax Return for such period or periods which is filed by the Majority Shareholder or other member of the consolidated group of which it is a member, Buyer shall pay to Majority Shareholder the Tax shown on the Company Tax Return for such period or periods not less than 5 days prior to the due date of such corresponding actual Tax Return, provided, however, that if such actual Tax Return is required by law to be filed by Buyer, Buyer shall cause the Companies or the Subsidiaries to file timely such actual Tax Return with the appropriate taxing authority and to pay the amount of Taxes (including the additional Tax attributable to Tax Items on the Company Tax Return) shown to be due on such Tax Return; and provided further that (y) such payment of such Tax by Buyer shall be in lieu of any payment to the Majority Shareholder pursuant to this Section 9.1(a), and (z) to the extent that Tax attributable to such Tax Item shown on the Company Tax Return for such periods or periods (i) is more than the Tax shown on such actual Tax Return for such period or periods, Buyer shall pay to Majority Shareholder the amount of such excess not less than 5 days prior to the due date of the corresponding Tax Return, or (ii) with respect to returns other than federal income tax returns, is less that the Tax attributable to such Tax Item shown on such actual Tax Return, Majority Shareholder shall pay to Buyer the amount of such difference not less than 5 days prior to the due date of the corresponding actual Tax Return.

         (b) With respect to each Tax Return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date (other than the Tax Returns described in paragraphs (a) and (c)), Buyer shall cause such Tax Return to be prepared (at Buyer's sole cost and expense) and shall cause to be included in such Tax Return all Tax Items required to be included therein. Buyer shall determine (by a methodology that uses the principles of an interim closing of the books as of the Closing Date, except for Taxes and Tax Items (including franchise and ad valorum taxes that are calculated on an annual basis shall be prorated in a daily basis), the portion, if any, of the Tax shown with respect to the period covered by such Tax Return which is attributable to the Companies or the Subsidiaries for a Pre-Closing Taxable Period. In addition, Buyer shall cause a Company Tax Return to be prepared (at Buyer's sole cost and expense) and, shall cause to be included in such Company Tax Return all items of Tax Items included in any such actual Tax Return, utilizing the same methodologies used in the preparation of any such actual Tax Return pursuant to this Section 9.1(b). At least 30 days prior to the due date (including extensions) of such Tax Return, Buyer shall deliver to Majority Shareholder a copy of such Tax Return (and the corresponding Company Tax Return) and its determinations. Majority Shareholder shall have the right to review and comment on such Tax Return (and the corresponding Company Tax Return) and to request reasonable revisions to such Tax Return (and/or the corresponding Company Tax Return) within 15 days of receiving copies thereof. If the Buyer and Majority Shareholder shall be unable to agree upon revisions to such Tax Return (and/or the corresponding Company Tax Return) within 15 days of Buyer's receipt of notice of Majority Shareholder's reasonable objections, then independent tax counsel or a nationally recognized public accounting firm, in each case, mutually acceptable to Buyer and Majority Shareholder, shall be engaged to decide such dispute, the cost of such counsel or accounting firm to be shared equally by Majority Shareholder and Buyer. If any Tax finally determined as due and owing pursuant to this Section 9.1(b) with respect to the period or periods covered by such Tax Return and such Tax is attributable to Tax Items arising on or prior to September 30, 1999, Majority Shareholder shall pay such Tax (or if Buyer should be required to pay such Tax, Majority Shareholder will reimburse Buyer for such amount not less than 5 days prior to the date such Tax is due. If
(1) any Tax is shown with respect to the period or periods covered by such Company Tax Return, and (2) such Tax is attributable to a Tax Item which is included in a corresponding actual Tax Return for such period or periods which is filed by the Majority Shareholder or other member of the consolidated group of which it is a member, Buyer shall pay to Majority Shareholder the Tax shown on the Company Tax Return for such period or periods not less than 5 days prior to the due date of such corresponding actual Tax Return; provided, however, that if such actual Tax Return is required by law to be filed by Buyer, Buyer shall cause the Companies or the Subsidiaries to file timely such actual Tax Return with the appropriate taxing authority and to pay the amount of Taxes (including the additional Tax attributable to Tax Items on the Company Tax Return) shown to be due on such Tax Return; and provided further that (y) such payment of such Tax by Buyer shall be in lieu of any payment to the Majority Shareholder pursuant to this Section 9.1(b), and (z) to the extent that Tax attributable to such Tax Item shown on the Company Tax Return for such period or periods (i) is less that the Tax attributable to such Tax Item shown on such actual Tax Return, Majority Shareholder shall pay to Buyer the amount of such difference not less than 5 days prior to the due date of the corresponding actual Tax Return, or (ii) with respect to returns other than federal income tax returns, is more that the Tax attributable to such Tax Item shown on such actual Tax Return, Buyer shall pay to Majority Shareholder the amount of such difference not less than 5 days prior to the due date of the corresponding actual Tax Return.

         (c) Majority Shareholder shall cause, as the common parent of the affiliated group of corporations filing a consolidated federal income Tax Return which includes the Companies and the Subsidiaries (the "Majority Shareholder Group"), to be included in the consolidated federal income Tax Returns (and the state income Tax Returns of any state that permits consolidated, combined or unitary income Tax Returns, for which an election has been made if any) of Majority Shareholder Group for all periods ending on or before or which include the Closing Date, all Tax Items of the Companies and the Subsidiaries which are required to be included therein, shall file timely all such Tax Returns with the appropriate taxing authorities and shall pay timely all taxes due with respect to the periods covered by such Tax Returns; provided, however, that if no
Section 338(h)(10) election is made as provided in Section 9.9, the Majority Shareholder shall not file any amended Tax Returns for the Companies or the Subsidiaries for any periods ending on or before or which include the Closing Date without the written consent of Buyer, which shall not be unreasonably withheld or delayed.

         (d) Any Tax Return or Company Tax Return to be prepared pursuant to the provision of this Article IX shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except for changes required by changes in law; provided, however, that such Tax Return or Company Tax Return may be prepared in a manner not consistent with prior year practices if (i) such manner is permissible under the applicable tax law and regulations and (ii) the change does not work to the disadvantage of the other Party with respect to the calculations required by this Article IX. The Parties recognize that for all Tax purposes the purchase and sale of the Beneficial Interests as contemplated hereby will be treated as occurring on the Closing Date.

         Section 9.2 Tax Allocation Arrangements. Effective as of the Closing Date, any tax indemnity, sharing, allocation or similar agreement or arrangement that may be in effect prior to the Closing Date between or among the Majority Shareholder and/or any Affiliate and the Companies, or the Subsidiaries, shall be extinguished in full, and any liabilities or rights existing under any such agreement or arrangement shall cease to exist and shall no longer be enforceable. Effective as of the Closing Date, none of the Companies or any of the Subsidiaries has any liability for any Taxes owed by any other member of an "affiliated group" within the meaning of Section 1504 of the Code of which any Companies or Subsidiaries has been a member for any period ending on or before the Closing Date pursuant to a tax sharing or tax allocation agreement or otherwise.

         Section 9.3 Access to Information.

         (a) Majority Shareholder and each member of Majority Shareholder Group shall grant to Buyer (or its designees) access at all reasonable times to all of the information, books and records relating to the Companies and the Subsidiaries within the possession of Majority Shareholder or any member of Majority Shareholder Group (including without limitation work papers and correspondence with taxing authorities), and shall afford Buyer (or its designees) the right (at Buyer's expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Buyer (or its designees) to prepare Tax Returns, to conduct negotiations with Tax authorities, and to implement the provisions of, or to investigate or defend any claims between the Parties arising under, this Agreement.

         (b) Buyer shall grant to Majority Shareholder (or its designees) access at all reasonable times to all of the information, books and records relating to the Companies and the Subsidiaries within the possession of Buyer, the Business, the Companies or the Subsidiaries (including without limitation work papers and correspondence with taxing authorities), and shall afford Majority Shareholder (or its designees) the right (at Majority Shareholder's expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Majority Shareholder (or its designees) to prepare Tax Returns, to conduct negotiations with Tax authorities, and to implement the provisions of, or to investigate or defend any claims between the parties arising under, this Agreement.

         (c) Each of the Parties hereto will preserve and retain all schedules, work papers and other documents relating to any Tax Returns of or with respect to the Surviving Corporation, the Companies or any of the Subsidiaries or to any claims, audits or other proceedings affecting the Business, the Companies or the Subsidiaries until the expiration of the statute of limitations (including extensions) applicable to the taxable period to which such documents relate or until the final determination of any controversy with respect to such taxable period, and until the final determination of any payments that may be required with respect to such taxable period under this Agreement.

         Section 9.4 Majority Shareholder Indemnification. Majority Shareholder hereby agrees to protect, defend, indemnify and hold harmless the Buyer the Companies and the Subsidiaries from and against, and agrees to pay any Taxes of the Companies or the Subsidiaries attributable to any Pre-Closing Taxable Period to the extent such Tax is not reflected on the Closing Date Balance Sheet; provided, however, that this paragraph shall be applicable only if the aggregate amount of such taxes exceeds $50,000.

         Section 9.5 Buyer Indemnifications. Buyer agrees to protect, defend, indemnify and hold harmless Majority Shareholder from and against, and agrees to pay any Taxes of the Buyer, Companies or the Subsidiaries for which Majority Shareholder is not liable under Section 9.4; provided, however, that this paragraph shall be applicable only if the aggregate amount of such taxes exceeds $50,000.

         Section 9.6 Indemnification Procedures.

         (a) If a claim shall be made by any taxing authority that, if successful, would result in the indemnification of a Party under this Agreement (referred to herein as the "Tax Indemnified Party"), the Tax Indemnified Party shall, upon receiving notice of such claim, promptly notify the Party obligated under this Agreement to so indemnify (referred to herein as the "Tax Indemnifying Party") in writing of such fact; provided, however, that this paragraph shall be applicable only if the aggregate amount of such taxes exceeds $50,000.

         (b) The Tax Indemnified Party shall take such action in connection with contesting such claim as the Tax Indemnifying Party shall reasonably request in writing from time to time, including the selection of counsel and experts and the execution of powers of attorney, provided that (i) within 30 days after the notice described in Section 9.6(a) has been delivered (or such earlier date that any payment of Taxes is due by the Tax Indemnified Party but in no event sooner than 5 days after the Tax Indemnifying Party's receipt of such notice), the Tax Indemnifying Party requests that such claim be contested, (ii) the Tax Indemnifying Party shall have agreed to pay to the Tax Indemnified Party all costs and expenses that the Tax Indemnified Party incurs in connection with contesting such claim, including, without limitation, reasonable attorneys' and accountants' fees and disbursements, and (iii) if the Tax Indemnified Party is requested by the Tax Indemnifying Party to pay the Tax claims and sue for a refund, the Tax Indemnifying Party shall have advanced to the Tax Indemnified Party, on an interest-free basis, the amount of such claim. The Tax Indemnified Party shall not make any payment of such claim for at least 30 days (or such shorter period as may be required by applicable law) after the giving of the notice required by Section 9.6(a), shall give to the Tax Indemnifying Party any information reasonably requested relating to such claim, and otherwise shall cooperate with the Tax Indemnifying Party in good faith in order to contest effectively any such claim.

         (c) Subject to the provisions of Section 9.6(b), the Tax Indemnified Party shall enter into a settlement of such contest with the applicable taxing authority or prosecute such contest to a determination in a court or other tribunal of initial or appellate jurisdiction, all as the Tax Indemnifying Party may request.

         (d) If, after actual receipt by the Tax Indemnified Party of an amount advanced by the Tax Indemnifying Party pursuant to Section 9.6(b)(iii), the extent of the liability of the Tax Indemnified Party with respect to the claim shall be established by the final judgment or decree of a court or other tribunal or a final and binding settlement with an administrative agency having jurisdiction thereof, the Tax Indemnified Party shall promptly repay the Tax Indemnifying Party the amount advanced to the extent of any refund received by the Tax Indemnified Party with respect to the claim together with any interest received thereon from the applicable taxing authority and any recovery of legal fees from such taxing authority, net of any Taxes as are required to be paid by the Tax Indemnified Party with respect to such refund, interest or legal fees (calculated at the maximum applicable statutory rate of Tax without regard to any other Tax Items). Notwithstanding the foregoing, the Tax Indemnified Party shall not be required to make any payment hereunder before such time as the Tax Indemnifying Party shall have made all payments or indemnities then due with respect to the Tax Indemnified Party pursuant to this Agreement.

         (e) Promptly after a final determination, the Tax Indemnifying Party shall pay to the Tax Indemnified Party the amount of any tax Costs to which the Tax Indemnified Party may become entitled by reason of the provisions of this
Article IX.

         Section 9.7 Refunds or Credits.

         (a) Except as otherwise set forth in this Agreement, to the extent all or any portion of any refunds or credits with respect to Taxes paid by the Companies and Subsidiaries are attributable to any Pre-Closing Taxable Period (determined in accordance with Section 9.1) and such refund or credit (or portion thereof) is not reflected on the Closing Date Balance Sheet, such refunds or credits (or portion thereof) shall be paid to the Majority Shareholder within 10 days after such amounts are received by the Buyer, Companies, Subsidiaries or the Buyer.

         (b) Except as provided in paragraph (a), the Majority Shareholder shall have no interest in and no right to receive all or any portion of any refunds or credits with respect to Taxes paid by the Companies and the Subsidiaries, and shall cause any such refund or credit to be forward to Buyer or to the Buyer within 10 business days from receipt thereof.

         (c) To the extent any such refund or credit described in paragraphs (a) or (b) is properly includable in the taxable income of the initial recipient, the amount forwarded or reimbursed (as provided in such paragraphs (a) and (b)), as the case may be, shall be reduced by a percentage of the amount of such refund or credit equal to the highest marginal federal income tax rate for the tax period in which the refund or credit is received. Any refunds or reimbursements not made within 10 Business Day period specified above shall bear interest from the date received by the refunding or reimbursing Party at the prime or base rate publicly announced by The Chase Manhattan Bank, from time to time, compounded monthly, but not to exceed the maximum nonusurious rate permitted by applicable law.

         Section 9.8 Conflict. In the event of a conflict between the provisions of this Article IX and any other provision of this Agreement, this Article IX shall control.

         Section 9.9 Section 338(h)(10) Elections.

         (a) At the request of Buyer, which request shall be made in writing to the Majority Shareholder within six months after the Closing Date (the "Request Date"), the common parent of the "selling group" of the Companies (as defined in Treasury Reg. Section 1.338-1(c)(12)) shall join Buyer in making a timely election under Section 338(g) and 338(h)(10) of the Code and any similar state law elections in all applicable states (the "Elections"), with respect to the sale and purchase of the Beneficial Interests pursuant to this Agreement, and each Party shall provide to the other all necessary information to permit such Elections to be made.

         (b) The Majority Shareholder on behalf of the Shareholders and the Buyer shall, as promptly as practicable following the Closing Date, take all actions necessary and appropriate (including filing such forms, returns, schedules, and other document as may be required) to effect and preserve timely the Elections. In connection with such Elections, within 60 days following the Request Date, the Majority Shareholder on behalf of the Shareholders and Buyer shall act together in good faith to (i) determine and agree upon the amount of the "adjusted grossed-up basis" of the Beneficial Interests (within the meaning of Treasury Regulation Section 1.338(h)(10)-1T(e)(6) and (ii) agree upon appropriate allocations (the "Allocations") of the "adjusted grossed-up basis" of the Beneficial Interests among the assets of the Companies in accordance with
Section 338(b)(5) of the Code and the Treasury Regulations promulgated thereunder. The Shareholders shall calculate gain or loss, if any, resulting from the Elections in a manner consistent with the Allocations in any Tax Return or otherwise and Buyer shall allocate the "adjusted grossed-up basis" of the Beneficial Interests among the assets of the Companies in a manner consistent with the Allocations and shall not take any position inconsistent with the Allocations in any Tax Return or otherwise; provided, the Buyer shall be entitled to add its Transaction Costs to the "adjusted grossed-up basis" of the Beneficial Interests for purposes of allocating such basis amount among the assets of the Companies.

         (c) If, within 60 days following the Request Date, the Parties are unable to agree upon the calculations of either (i) the amount of the "adjusted grossed-up basis" of the Beneficial Interests, or (ii) the Allocations or both, then, independent tax counsel or a nationally recognized public accounting firm, in each case mutually acceptable to Majority Shareholder and Buyer, shall be engaged to decide the dispute, the cost of such counsel or accounting firm to be shared equally by Majority Shareholder and Buyer. The Majority Shareholder shall be liable for, and shall indemnify and hold harmless Buyer, the Companies, and the Subsidiaries against, any Taxes or other costs attributable to a failure on the part of any of the Shareholders to take all actions required of them under this Section 9.9.

         (d) In the event that a written request is made by Buyer pursuant to paragraph (a) of this Section 9.9, Buyer shall pay to Majority Shareholder an amount equal to the sum of (1) any Incremental Tax Cost and (2) the Gross-Up Amount, within ten (10) days of such written notice.

         (e) For purposes of this Section 9.9, "Incremental Tax Cost" shall mean the net difference, whenever realized, between (i) the combined hypothetical federal, state, and local income tax liability or benefit to the Majority Shareholder attributable to sale of all Beneficial Interests, computed as if (w) the parties had not made the Section 338(h)(10) election and (x) the Majority Shareholder held 100% of the Beneficial Interests of the Companies, and (ii) the combined actual federal, state and local income tax liability to the Majority Shareholder attributable to the sale of the Beneficial Interests, assuming (y) a
Section 338(h)(10) election, in both cases computed by giving effect to the federal, state or local income tax consequences of the receipt of any payment under this Section 9.9, and (z) the Majority Shareholder held 100% of the Beneficial Interests of the Companies. For purposes of this Section 9.9, "Gross-Up Amount" shall mean the additional amount determined with respect to an Incremental Tax Cost payment, which, when added to the Incremental Tax cost payment, will result in a payment that leaves the recipient of such payment with an amount equal to the payment after taking into account all federal, state and local income taxes deemed to be payable by the recipient of such Incremental Tax Cost payment on the receipt or accrual of such payment and the Gross-Up Amount with respect thereto, assuming that such taxes are payable for any such recipient at the highest marginal income tax rate under Code section 11(b)(1) plus 2% for the year such payment is paid.

         (f) If, following the final determination of the Final Purchase Price, there is any subsequent adjustment to such consideration or indemnity payment made between Buyer and Majority Shareholder, the Incremental Tax Cost hereunder shall be recalculated. If, as a result of a subsequent adjustment to the Final Purchase Price or indemnity payment, the Incremental Tax Cost is increased, Buyer shall pay to the Majority Shareholder an amount equal to such increase within ten (10) days following the payment of such adjustment or indemnity payment. If, as a result of a subsequent adjustment to the Final Purchase Price or indemnity payment, the Incremental Tax Cost is reduced, the Majority Shareholder shall pay to Buyer an amount equal to such decrease within ten (10) days following the payment of such adjustment or indemnity payment.

         (g) If an election is made pursuant to Code section 338 or 338(h)(10) in accordance with the terms of this Section 9.9, the parties intend that any income and gain or loss recognized as a result of, and in accordance with, the making of such election will be included in the consolidated federal income tax return of Majority Shareholder's Group and any resulting tax liability will be paid by the common parent of Majority Shareholder's Group. The Majority Shareholder further agrees that so long as Buyer complies with and makes the payments to (i) Majority Shareholder contemplated by the preceding paragraphs of this Section 9.9, Majority Shareholder will pay and be responsible for, and will indemnify and save Buyer and the Companies and the Subsidiaries harmless from, any Taxes imposed on Buyer and the Companies and the Subsidiaries by any state or local Tax authority resulting from the joint election (or Buyer's election) to treat the purchase of the Beneficial Interests as an asset acquisition under the statutes of any such Tax authority, and (ii) will not take any position for tax purposes which is inconsistent with such election.

                                   ARTICLE X

                              ADDITIONAL AGREEMENTS

         Section 10.1 Adjustments to Purchase Price. The Bid Purchase Price shall be adjusted as follows (subject to further adjustments, if any, pursuant to Appendix I):

         (a) increased by the Interim Net Operating Revenues if the amount of the Interim Net Operating Revenues is negative and decreased by the Interim Net Operating Revenues if the amount of the Interim Net Operating Revenues is positive;

         (b) increased by the amount of Interim Capital Expenditures;

         (c) increased by the Closing Net Working Capital Amount if the amount of the Closing Net Working Capital Amount is positive and decreased by the Closing Net Working Capital Amount if the amount of the Closing Net Working Capital Amount is negative;

         (d) decreased by the Closing Imbalance Position if the amount of the Closing Imbalance Position is negative (a net over produced position) and increased by the Closing Imbalance Position if the amount of the Closing Imbalance Position is positive (a net under produced position); and

         (e) increased by the Business Interest Amount, and, if applicable, any amount payable pursuant to Section 2.3 hereof.

         Section 10.2 Post-Closing Audit; Settlement Statement.

         (a) Within 90 days after the Closing Date, Buyer shall prepare a consolidated balance sheet of the Companies and the Subsidiaries as of the Closing Date (the "Closing Date Balance Sheet"). Such Closing Date Balance Sheet shall be prepared in accordance with GAAP as consistently applied by the Companies and the Subsidiaries prior to the Closing Date.

         (b) Within 30 days of the receipt of the Closing Date Balance Sheet STEN shall prepare and deliver to Buyer a statement (the "Settlement Statement") setting forth the Bid Purchase Price as adjusted pursuant to Section 10.1 and showing the calculations thereof along with any objections that STEN may have to the Closing Date Balance Sheet as audited. Buyer agrees to make available such information as may be reasonably requested by STEN to enable STEN to prepare the Settlement Statement.

         (c) Within 15 days after Buyer's receipt of the proposed Settlement Statement, Buyer shall deliver to STEN a written report containing any changes that Buyer proposes to be made to such proposed Settlement Statement. The Parties shall undertake in good faith to agree on the Settlement Statement no later than 45 days after Buyer's receipt of the proposed Settlement Statement and, if such agreement is so reached, such agreed upon amount shall be deemed the Final Purchase Price (subject to further adjustments, if any, pursuant to Appendix I). If Buyer fails to deliver a written statement with proposed changes to the Settlement Statement within 30 days of receipt thereof, the Settlement Statement tendered by STEN shall be deemed final and binding and the adjusted amount of the Bid Purchase Price set forth therein shall be deemed to be the Final Purchase Price. If Buyer and Majority Shareholder shall be unable to agree on the Settlement Statement within 45 days of Buyer's receipt thereof, Ernst & Young, L.L.P. shall be engaged to make its determination of the amount in dispute (and only such amount). Each Party shall bear and pay one-half of the fees and other costs charged by such accounting firm.

         (d) If any accounting firm is engaged as provided in Section 10.2(c), Majority Shareholder, STEN and Buyer agree to provide such accounting firm with all books, Records and other information relevant to the determination of the amount in dispute. Such accounting firm shall be instructed to use a materiality standard as such firm may determine to be reasonable under the circumstances, in light of the cost to be incurred and the amount in issue. Such accounting firm shall be instructed to make such calculations as soon as practicable. The final determination of any of the aforesaid components of the Bid Purchase Price pursuant to this Section 10.2(d) shall be binding on the Parties hereto and the adjusted amount of the Bid Purchase Price as determined by such accounting firm shall be deemed to be the Final Purchase Price (subject to further adjustments, if any, pursuant to Appendix I).

         (e) The amount of the difference between the Preliminary Purchase Price paid by Buyer to STEN at the Closing and the Final Purchase Price as determined in accordance with this

Section 10.2, together with interest thereon at a rate of 7 % per annum, compounded monthly, from the Closing Date to the date of payment, shall be paid within 5 Business Days after its final determination in immediately available funds. Such payment shall be made by STEN to Buyer if the Preliminary Purchase Price paid at Closing exceeds the Final Purchase Price determined in accordance with this Section 10.2, and such payment shall be made by Buyer to STEN if the Preliminary Purchase Price paid at Closing is less than the Final Purchase Price determined in accordance with this Section 10.2.

         Section 10.3 Preservation of Books and Records; Access. For a period of seven years after the Closing Date, Buyer shall (a) preserve and retain the Records and all other corporate, accounting, legal, auditing and other books and Records of the Companies (including, without limitation, any documents relating to any governmental or non-governmental actions, suits, proceedings or investigations) relating to the conduct of the business and operations of the Companies prior to the Closing Date and (b) permit STEN, Majority Shareholder and their authorized representatives to have reasonable access thereto on the same basis as applies to Buyer pursuant to Section 6.1(a) and to meet with employees of Buyer and the Companies on a mutually convenient basis in order to obtain additional information and explanations with respect to such books and Records.

         Section 10.4 Further Assurances. Each Party shall at any time, and from time to time, upon the reasonable request by the other Party and without further consideration, execute and deliver such instruments of transfer or other documents and take such further action as may be reasonably required in order to transfer to Buyer the Beneficial Interests or to perfect any other undertaking or consummate or implement the transactions contemplated by this Agreement. In addition, neither the Majority Shareholder nor STEN shall knowingly take any action after the Closing Date that would limit, reduce or extinguish any indemnity or right of contribution from a third party which may be available to the Buyer, the Companies or the Subsidiaries, and, at the reasonable request of Buyer, will use commercially reasonable efforts to take all necessary action to preserve claims under any such indemnity.

         Section 10.5 Casualty Loss. Without prejudice to Buyer's rights set forth in Section 7.2(l), if, after the date hereof and prior to the Closing Date, all or any part of the owned assets of the Companies or the Subsidiaries shall be destroyed by explosion, fire or other casualty, and if the Closing occurs, then with respect to the owned assets affected thereby, at Buyer's request either (i) such part shall be treated as subject to a Title Defect and handled under Appendix I or (ii) Majority Shareholder shall pay to Buyer at Closing all sums paid and assign to Buyer all sums payable to Majority Shareholder, STEN or any of their Affiliates (other than the Companies) by third parties by reason of the destruction of such assets, and in addition, Majority Shareholder and STEN shall assign, transfer and set over unto Buyer all of the right, title and interest of Majority Shareholder or STEN in and to any unpaid awards or other payments from third parties arising out of such destruction. Neither Majority Shareholder nor STEN shall voluntarily comprise, settle or adjust any amounts payable by reason of such destruction without the prior written consent of Buyer.

         Section 10.6 Employees.

         (a) From and after the Closing Date, except as otherwise set forth herein, Buyer will cause the Companies or the Subsidiaries, as applicable, to honor, in accordance with their terms and this Agreement, the Employment Agreements. For a period of one year from the Closing Date, Buyer shall, or shall cause the Companies and to Subsidiaries to, provide salary and welfare benefits coverage to each Company Employee so that the salary and welfare benefits coverage received by each such Company Employee is comparable in the aggregate to the salary and welfare benefits coverage of each such Company Employee immediately prior to the Closing Date. Thereafter, Buyer shall, or shall cause the Companies and to Subsidiaries to, provide welfare benefits to Company Employees under the Employee Plans of Buyer or Buyer's Affiliates or other Employee Plans of the Companies so that the aggregate benefits to such Company Employees are comparable to those that are applicable to similarly-situated employees of Buyer. For the avoidance of doubt, none of Buyer, the Companies nor the Subsidiaries shall be obligated to make available to any Company Employee (i) any stay bonuses in addition to the obligations to pay the stay bonuses referenced in Section 10.6(c) below or (ii) any Options or other rights for equity ownership in the Buyer, the Companies or the Subsidiaries. Buyer agrees, and agrees to cause the Companies, the Subsidiaries or any of Buyer's Affiliates, to provide that, with respect to any Employee Plans of Buyer, its Affiliates or the Companies, or the Subsidiaries, all Company Employees shall receive recognition for their service before the Closing Date with STEN, Majority Shareholder and their Affiliates, as well as predecessors of the same, for purposes of seniority, eligibility to participate, eligibility for benefits and vesting, with the exclusion of Buyer's pension plan, in which case service will only be recognized for eligibility and vesting purposes. Buyer agrees to waive, and to cause the Companies or any of Buyer's Affiliates to waive, any and all applicable pre-existing condition exclusions that would otherwise apply to any Company Employee under any Employee Plan of Buyer, Buyer's Affiliates or the Companies that provides medical or dental welfare benefits for which a Company Employee may be eligible to participate on or after the Closing Date, and Buyer further agrees, and shall cause the Companies and Buyer's Affiliates to agree, that any expenses incurred by or on behalf of any Company Employees on or before the Closing Date during the plan year or other coverage period in which such Company Employees are first provided coverage under such Employee Plans shall be taken into account under the Employee Plans of Buyer, Buyer's Affiliates and the Companies for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

         (b) From and after the Closing Date, the Company Employees shall cease to be eligible for any plan, fund, program, policy, practice, custom, understanding, contract or arrangement of the Majority Shareholder, STEN or any of its Affiliates.

         (c) Set forth on Part I of Schedule 10.6 is the following, with respect to the Employee Retention Plan: (i) the amount of base pay severance obligation (including without limitation salary continuation and benefit continuation obligations) pursuant to the Employee Retention Plan; (ii) the amount of stay bonuses payable to each Company Employee; and (iii) the amount of incentive compensation payable to employees pursuant to the Employee Retention Plan (the "Transferred Severance Obligations"). Buyer acknowledges that Schedule 10.6 calculates each Company Employee's severance payment as if the termination date was March 31, 2000, and that the actual date of termination will be used, along with the provisions of the Employee Retention Plan, to calculate each Company Employee's actual Transfer Severance

Obligations. Buyer agrees to cause, or cause the Companies or the Subsidiaries, to pay the Transferred Severance Obligations which may come due on or after the Closing Date and to provide such Company Employees with such continued welfare benefits coverage as specified in the Employee Retention Plan.

         (d) Set forth on Part II of Schedule 10.6 is the following, with respect to the Company Employees who are parties to the Employment Agreements: the amount that would be paid to each such Company Employee assuming termination of such Company Employee (the "Employment Agreement Severance Payments"). Buyer acknowledges that Schedule 10.6 calculates each such Company Employee's Employment Agreement Severance Payment as if the termination date was March 31, 2000, and that the actual termination date will be used, along with the provisions of the Employment Agreements, to calculate such Company Employee's Employment Agreement Severance Payment. Buyer agrees to cause, or to cause the Companies or the Subsidiaries, to pay the Employment Agreement Severance Payments which may come due on or after the Closing Date.

         (e) If the Transferred Severance Obligations and/or Employment Agreement Severance Payments indicated on Schedule 10.6 are inaccurate, Majority Shareholder and STEN agree to indemnify the Buyer for all additional obligations or severance payments by the Buyer, the Companies or the Subsidiaries resulting from such inaccuracy.

         (f) All Company Employees (except for those that are on long-term disability as of the date hereof) shall become employees of the Buyer (or remain employees of the Companies or the Subsidiaries) as of the Closing Date. None of the Buyer, the Companies or the Subsidiaries shall have any obligation under this Agreement to continue the employment of any Company Employee following the Closing Date.

         Section 10.7 Post-Closing Proceeds. If the Closing occurs, promptly after its receipt thereof, Majority Shareholder and STEN agree to pay to Buyer any and all proceeds received by Majority Shareholder or STEN after the Closing Date that are attributable to the ownership of the assets of the Companies and the Subsidiaries that are not Excluded Assets, but only to the extent that such proceeds shall not have been the subject of a downward Final Purchase Price adjustment.

         Section 10.8 Change of Name. As of the Closing Date, the Companies shall not utilize or otherwise operate under the name "Statoil Energy, Inc."

         Section 10.9 Transition Agreement. On or before the Closing Date, STEN and Buyer agree to enter into the Transition Agreement substantially in accordance with the terms set forth on Exhibit C. Pursuant to such Transition Agreement, Buyer will agree to buy certain assets set forth therein from STEN and STEN will agree to provide Corporate Services provided therein to Buyer.

         Section 10.10 Post-Closing Confidentiality Agreement. The Majority Shareholder agrees that after the Closing Date, it shall, and shall cause its Affiliates, officers, directors and employees to hold in confidence, any and all proprietary, confidential or secret information or data of or in respect of the Companies or Subsidiaries and shall not disclose, publish or intentionally use such information or data for any purpose.

         Section 10.11 The Hedge Book. At the Closing, Buyer and STEN agree to enter into a Master Hedge Agreement substantially in accordance with the terms set forth on Exhibit D (the "Master Hedge Agreement").

         Section 10.12 Discharged Liens. Buyer, Majority Shareholder and STEN each agree to use their Best Efforts to obtain the discharge of each of the liens set forth on Schedule 1.3 on or before the first anniversary of the Closing Date. Majority Shareholder and STEN each agree to indemnify Buyer for any out-of-pocket costs incurred by Buyer or the Companies in connection with obtaining the discharge of such liens.

         Section 10.13 Non-Solicitation. For a period of six months from the Closing Date (a) none of Majority Shareholder, STEN or any of their Affiliates shall knowingly solicit to employ any of the Company Employees; and (b) none of Buyer, the Companies, the Subsidiaries or any of their Affiliates shall knowingly solicit to employ any officers, directors or employees of STEN other than the Company Employees.

         Section 10.14 Directors' and Officers' Insurance. On or prior to the Closing Date, STEN shall either (i) purchase $2 million of tail directors' and officers' insurance covering all directors and officers of the Companies and the Subsidiaries prior to the Closing Date, with respect to actions taken prior to the Closing Date, for a three year period after the Closing Date, or (ii) indemnify Buyer, the Companies and the Subsidiaries in writing, reasonably acceptable to Buyer, for any and all claims for indemnification by any directors or officers of the Companies or the Subsidiaries prior to the Closing Date, with respect to actions taken prior to the Closing Date, for a three year period after the Closing Date.

                                   ARTICLE XI

                                   TERMINATION

         Section 11.1 Termination. This Agreement may be terminated in the following instances:

         (a) upon written notice to the Buyer by Majority Shareholder, if through no fault of STEN or Majority Shareholder, the Closing does not occur on or before May 30, 2000; or

         (b) upon written notice to the Majority Shareholder by Buyer, if through no fault of Buyer, the Closing does not occur on or before May 30, 2000; or

         (c) any time by the mutual written agreement of Buyer and Majority Shareholder.

         Section 11.2 Effect of Termination. The following provisions shall apply in the event of a termination of this Agreement:

         (a) If this Agreement is terminated by any Party for any reason except pursuant to an express right to do so set forth herein, subject to the last sentence of this Section 11.2(a), the other Parties shall be entitled to all rights and remedies available to them in law or equity as a result of such wrongful termination. Upon termination of this Agreement by Majority Shareholder pursuant to an express right to do so set forth herein, STEN shall be free to enjoy immediately all rights of ownership of the Beneficial Interests and shall be free to sell, transfer, encumber and otherwise dispose of such Beneficial Interests to any Party, without any restriction under this Agreement. In no event shall any Party ever be entitled to punitive, consequential or speculative damages, including, without limitation, lost profits.

         (b) The Parties hereby agree that the provisions of this Section 11.2 and Sections 6.1(e), 6.2(c), 12.2, 12.3, 12.9 and 12.10 shall survive any termination of this Agreement pursuant to the provisions of this Article XI.

                                  ARTICLE XII

                                  MISCELLANEOUS

         Section 12.1 Survival of Representations and Warranties. All representations and warranties made pursuant to or in connection with the Operative Documents shall survive the execution and delivery of this Agreement and the Closing, but shall terminate on December 31, 2001 provided, that there shall be no such termination with respect to any representation or warranty as to which a bona fide claim has been asserted prior to such date.

         Section 12.2 Amendment and Waiver. This Agreement may not be amended or modified except by a written instrument signed by Majority Shareholder, STEN and Buyer. The waiver by any Party of such Party's rights under this Agreement in any particular instance or instances, whether intentional or otherwise, shall not be considered as a continuing waiver which would prevent subsequent enforcement of such rights or of any other rights.

         Section 12.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if hand-delivered, delivered by facsimile with telephone confirmation of receipt or sent by recognized overnight delivery service, return receipt requested, to the following Parties at the following addresses or to such other Parties and at such other addresses as shall be specified by like notice:

    (a)  if to Buyer:

         Equitable Resources, Inc.
         Suite 3300 - 301 Grant Street
         Pittsburgh, PA  15219
         Attn:  Corporate Secretary
         Telephone: (412) 553-7760
         Fax: (412) 553-7781
         with a copy to:

         Thompson & Knight, L.L.P.
         98 San Jacinto Boulevard
         Suite 1200
         Austin, TX 78701
         Attn:  Mike Bengtson
         Telephone: (512) 469-6150
         Fax: (512) 469-6180


    (b)  if to STEN Parent, STEN Holdings or Majority Shareholder:

         Den norske stats oljeselskap a.s
         N4035 Stavanger
         Norway
         Attn:  Per Einar Kanestrom
         Telephone:  47 51 99 7257
         Facsimile:   47 51 99 4606

         with copies to:

         Statoil North America Inc.
         225 High Ridge Road
         Stamford, CT  06905
         Attn:  President
         Telephone: (203) 978-6900
         Facsimile:  (203) 978-6952

         and

         Statoil Energy, Inc.
         2800 Eisenhower Avenue
         Alexandria, VA  22314
         Attn:  Kristian Hausken
         Telephone:  (703) 317-2300
         Facsimile:   (703) 317-2713

         and

         Baker & Botts, L.L.P.
         The Warner
         1299 Pennsylvania Ave., N.W.
         Washington, D.C.  200042400
         Attn: David N. Powers, Esq.
         Telephone:   (202) 639-7769
         Facsimile: (202) 639-7890

All such notices shall be deemed to have been given and received on the second Business Day after sending by recognized overnight delivery service.

         Section 12.4 Specific Performance. The Parties acknowledge and agree that the breach of the provisions of the Operative Documents by Buyer on the one hand, or STEN and Majority Shareholder, on the other hand, could not be adequately compensated with monetary damages, and the Parties hereto agree, accordingly, that injunctive relief and specific performance shall be appropriate remedies to enforce the provisions of the Operative Documents and waive any claim or defense that there is an adequate remedy at law for such breach; provided, however, that nothing herein shall limit the remedies herein, legal or equitable, otherwise available and all remedies herein are in addition to any remedies available at law or otherwise.

         Section 12.5 Entire Agreement. The Operative Documents and those documents expressly referred to herein and therein constitute the entire agreement and understanding among the Parties and supersede all other prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.

         Section 12.6 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the Parties shall be construed and enforced accordingly.

         Section 12.7 Assignment; No Third Party Benefit. This Agreement may not be assigned by any Party without the prior written consent of the other Parties; provided, however that Buyer shall have the right to assign the right to receive the Beneficial Interests at the Closing to any subsidiary of Buyer without any other Party's consent upon 5 Business Days prior notice to STEN Parent. This Agreement shall not run to the benefit of or be enforceable by any Person other than a Party to this Agreement and, subject to the first sentence of this
Section 12.7, its successors and assigns. Except as expressly provided herein, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties, and their respective successors and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

         Section 12.8 Headings. The headings of the Sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

         Section 12.9 Choice of Law. The Parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding any laws thereof which would direct application of law of another jurisdiction.

         Section 12.10 Expenses. Each of the Parties hereto shall pay, without the right of reimbursement from the other, its respective expenses in connection with the transactions contemplated by this Agreement.

         Section 12.11 Counterparts. This Agreement may be executed in any number of counterparts and by the Parties hereto in separate counterparts, with the same effect as if all Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

         Section 12.12 Gender, Number, "including". When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural. The terms "including" as used in this Agreement is used to list items by way of example and shall be deemed to mean "including, but not limited to" wherever used.

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

                                   EQUITABLE RESOURCES, INC.

                                   By: /s/ David L. Porges
                                      ------------------------------------
                                   Name:   David L. Porges
                                        ----------------------------------
                                   Title:  SVP and Chief Financial Officer
                                         ---------------------------------

                                   STATOIL ENERGY, INC.

                                   By: /s/ David A. Dresner
                                      ------------------------------------
                                   Name:   David A. Dresner
                                        ----------------------------------
                                   Title:  President
                                         ---------------------------------

                                   STATOIL ENERGY HOLDINGS, INC.

                                   By: /s/ Patrick A. Diaz
                                      ------------------------------------
                                   Name:   Patrick A. Diaz
                                        ----------------------------------
                                   Title:  President
                                         ---------------------------------

                                   STATOIL NORTH AMERICA INC.

                                   By: /s/ Kristoffer M. Maro
                                      ------------------------------------
                                   Name:   Kristoffer M. Maro
                                        ----------------------------------
                                   Title:  Vice President, DNSO
                                           Attorney-in-Fact, SNA
                                         ---------------------------------

                                   APPENDIX I

                                  TITLE MATTERS


         1. DEFINITIONS. This Appendix I incorporates the defined terms contained in the Agreement and also includes the following definitions:

         A. "Allocated Value" means the value allocated to each Oil and Gas Property on Schedule I-A as set forth on Schedule I-A, reflecting the portion of the Purchase Price associated with each Oil and Gas Property.

         B. "Marketable Title" means such title as (a) will enable Buyer, as STEN's successor in title, to receive from a particular Oil and Gas Property at least the "Net Revenue Interest" for the Oil and Gas Properties set forth on
Schedule I-A as being associated with such Oil and Gas Property, without reduction, suspension or termination throughout the productive life of wells located on the Oil and Gas Properties, except for any reduction, suspension or termination caused by Buyer or its Affiliates after the Closing Date, or that arises as a result of Excepted Liens or set forth in any Schedule to the Agreement; (b) will obligate Buyer, as STEN's successor in title, to bear no greater "Working Interest" than the Working Interest for each of the Oil and Gas Properties identified on Schedule I-A as being associated with such Oil and Gas Property, without increase throughout the productive life of such Well, except for any increase caused by Buyer or its Affiliates after the Closing Date, or that arises as result of Excepted Liens or set forth in any Schedule to the Agreement; and (c) is free and clear of all Liens.

         C. "Notice Date" means the date that is twelve months after the Closing Date.

         D. "Settlement Date" means the date that is twenty-four months after the Closing Date.

         E. "Title Defect" means any Lien, other than as specifically waived by Buyer in writing, that is identified by Buyer to Majority Shareholder at any time on or before the Notice Date, and that renders title to an Oil and Gas Property (or any portion thereof) less than Marketable Title.

         F. "Title Defect Amount" means the amount by which the Allocated Value of an Oil and Gas Property has been reduced by a Title Defect, which shall be determined taking into account the following to the extent applicable to the particular Title Defect:

            (a) If Buyer and the Majority Shareholder agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

            (b) If the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the affected Oil and Gas Property;



                                     B-2-1

            (c) If the Title Defect represents a discrepancy between (i) the net revenue interest for any Oil and Gas Property and (ii) the net revenue interest or percentage stated on Schedule I-A, then the Title Defect Amount shall be the product of the Allocated Value of such Oil and Gas Property multiplied by a fraction, the numerator of which is the net revenue interest or percentage ownership decrease and the denominator of which is the net revenue interest or percentage ownership stated on Schedule I-A;

            (d) If the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the affected Oil and Gas Property of a type not described in subsections (a), (b) and (c) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Oil and Gas Property so affected, the portion of such Oil and Gas Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected Oil and Gas Property, the values placed on the Title Defect by the Buyer and the Majority Shareholder and such other factors as are necessary to make a proper evaluation; and

            (e) notwithstanding anything to the contrary, in this Appendix I, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any given Oil and Gas Property shall not exceed the Allocated Value of such Oil and Gas Property.

2. NOTICE OF TITLE DEFECTS. If Buyer elects to seek an adjustment to the Purchase Price for any Title Defect, Buyer must notify Majority Shareholder of any Title Defects at any time from the date of this Agreement until on or before the Notice Date. Each notice of a Title Defect must be in writing and must describe the alleged Title Defect, specify the Oil and Gas Property affected and set forth Buyer's assessment of the Title Defect Amount. Buyer shall use its Best Efforts to notify Majority Shareholder of any defect or other irregularity in title as soon as practicable following discovery of any such defect. Buyer shall not be entitled to any adjustment to the Purchase Price with respect to any Title Defect that has not been noticed in writing to the Majority Shareholder on or prior to the Notice Date. Notwithstanding the foregoing, (i) Buyer may deliver to Majority Shareholder no later than 30 days after the first anniversary of the Closing Date (the "Schedule 1.3 Notice Date") a list of all liens set forth on Schedule 1.3 that have not been discharged and released of record on or before the first anniversary of the Closing Date and such list shall constitute a timely notice of Title Defect under this Paragraph 2; provided, however, that Buyer shall have the right to deliver such list of non-discharged liens on or after the Schedule 1.3 Notice Date, but in such case the Settlement Date with respect to such liens shall be extended one day for each day after the Schedule 1.3 Notice Date that such list is delivered to Majority Shareholder; and (ii) with respect to any Title Defect timely noticed to Majority Shareholder pursuant to clause (i) of this sentence, Majority Shareholder shall, or shall cause STEN to make any payments due pursuant to Paragraph 4 hereof irrespective of whether the aggregate Title Defect Amounts shall have exceeded $2.5 million.

3. MAJORITY SHAREHOLDER'S ELECTION TO CURE. Majority Shareholder may elect to cure the alleged Title Defect on or before the Settlement Date. If Majority Shareholder elects to cure the Title Defect, then Majority Shareholder shall use commercially reasonable efforts to cure such Title Defect prior to the Settlement Date (the "Cure Period").


                                     B-2-2

4. ADJUSTMENTS TO FINAL PURCHASE PRICE FOR UNCURED TITLE DEFECTS.

         A. If at the Settlement Date a Title Defect identified by Buyer in accordance with this Appendix I remains uncured, then Majority Shareholder shall, or shall cause STEN to, pay to Buyer on the Settlement Date (and the Final Purchase Price shall be deemed to be reduced accordingly) an amount equal to the aggregate of all Title Defect Amounts agreed to by Buyer and Majority Shareholder or determined by arbitration as set forth below for all such Title Defects, less the amount of any net revenues attributable to such Oil and Gas Properties for the period after the Closing Date received by Buyer and attributable to such Oil and Gas Properties (provided that Majority Shareholder shall indemnify Buyer in the event that Buyer, the Companies on the Subsidiaries become obligated to return or refund any such amounts), plus interest on such amount at a rate of 7% per annum, to the extent that such aggregate of all such Title Defect Amounts exceeds $2.5 million, and then only to the extent of such excess. There shall be no adjustment or reduction of the Final Purchase Price for any Title Defects prior to the Settlement Date.

         B. With respect to any Title Defect exceeding 50% of the Allocated Value for the affected Oil and Gas Property and for which the Final Purchase Price is to be adjusted pursuant to Paragraph 4A, Majority Shareholder shall have the right to either make the payment provided for in Paragraph 4A or elect within ten (10) Business Days after the amount of the adjustment to the Final Purchase Price is established to have Buyer reconvey to STEN or Majority Shareholder, at Majority Shareholder's election, the entire interest in the Oil and Gas Properties subject to the Title Defect. Any such reconveyance shall be accomplished promptly after notification of Majority Shareholder's election by means of an Assignment substantially in the form of Exhibit B. Contemporaneously with the delivery of the Assignment, the Majority Shareholder shall deliver to Buyer (i) the entire Allocated Value for such Oil and Gas Property reduced by the net revenue, if any, received by Majority Shareholder or STEN and attributable to the Oil and Gas Property being reconveyed plus interest on such amount at a rate of 7% per annum, and (ii) an assumption and indemnity agreement pursuant to which Majority Shareholder shall assume and indemnify Buyer, the Company and the Subsidiaries from and against, and agree to perform and discharge any and all, liabilities and obligations relating to the ownership or operation of such Oil and Gas Property (excluding only such liabilities and obligations as may have been created by the Companies or the Subsidiaries after the Closing and prior to the date of such conveyance).

         C. If it is determined prior to the Settlement Date that the actual net revenue interest of Buyer in any Oil and Gas Property is greater than 105% of the net revenue interest shown on Schedule I-A in such Oil and Gas Property as of the Closing Date, then the value (based on the values set forth in Schedule I-A) of the difference between the actual interest and the net revenue interest shown on Schedule I-A shall be treated as an unanticipated enhancement that shall be subtracted from any adjustments to the Final Purchase Price for Title Defects made pursuant to Paragraphs 4A, 4B and 4C above.

5. DISPUTE RESOLUTION. If Majority Shareholder disagrees (i) that any issue with respect to the title of any of the Oil and Gas Properties constitutes a Title Defect or (ii) with the Title Defect Amount claimed by Buyer with respect to any Title Defect, then Majority Shareholder



                                     B-2-3
shall notify Buyer of such dispute by the Settlement Date. If Buyer disputes that any Title Defect has been cured by Majority Shareholder, it shall notify Majority Shareholder by the Settlement Date. Buyer and Majority Shareholder shall negotiate in good faith to resolve any dispute pursuant to this Paragraph 5 within thirty (30) days of notice. If a dispute continues to exist as to any matter referred to in this Paragraph 5 thirty (30) days after notice, either Buyer or Majority Shareholder may request arbitration of such dispute pursuant to Exhibit A of the Agreement; provided however, the arbitrator shall be instructed to render his decision within thirty (30) days of the date the matter is submitted.





                                     B-2-4

                                TABLE OF CONTENTS

ARTICLE I  DEFINITIONS............................................................................1
ARTICLE II SALE AND PURCHASE OF BENEFICIAL INTERESTS.............................................13
 Section 2.1          Sale and Purchase..........................................................13
 Section 2.2          Bid Purchase Price.........................................................13
 Section 2.3          Delayed Closing, Interest on Purchase Price................................13
 Section 2.4          Transition Agreement Payment...............................................14
 Section 2.5          Application of Sales Proceeds..............................................14
ARTICLE III CLOSING..............................................................................14
 Section 3.1          Closing....................................................................14
ARTICLE IV REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER....................................14
 Section 4.1          Organization and Good Standing.............................................14
 Section 4.2          Organizational Documents...................................................14
 Section 4.3          Authority and Authorization................................................14
 Section 4.4          No Conflicts; No Consents or Approvals.....................................15
 Section 4.5          Investment Representations and Covenants...................................15
 Section 4.6          Confidentiality............................................................16
 Section 4.7          No Brokers or Finders......................................................16
ARTICLE V REPRESENTATIONS, WARRANTIES AND COVENANTS OF MAJORITY SHAREHOLDER AND STEN.............16
 Section 5.1          Organization, Good Standing and Qualification..............................16
 Section 5.2          Organizational Documents...................................................17
 Section 5.3          Capitalization.............................................................17
 Section 5.4          Authority and Authorization................................................18
 Section 5.5          No Conflicts; No Consents or Approvals.....................................18
 Section 5.6          Compliance with Laws.......................................................19
 Section 5.7          Financial Statements.......................................................19
 Section 5.8          Absence of Certain Changes or Events.......................................19
 Section 5.9          Public Announcement of Transaction.........................................19
 Section 5.10         Guarantees.................................................................20
 Section 5.11         Contracts..................................................................20
 Section 5.12         Payment of Dividends, Stock Redemption Rights..............................21
 Section 5.13         Litigation.................................................................22
 Section 5.14         Leases.....................................................................22
 Section 5.15         Tax Returns and Audits.....................................................22
 Section 5.16         Employee Plans; Labor Matters..............................................23
 Section 5.17         Insurance..................................................................25
 Section 5.18         No Brokers or Finders......................................................26
 Section 5.19         Regulatory Matters; Permits................................................26
 Section 5.20         Additional Drilling Obligations............................................28
 Section 5.21         Prepayment for Production..................................................28
 Section 5.22         [Reserved].................................................................28
 Section 5.23         Plugging and Abandonment of Wells..........................................28
 Section 5.24         Intellectual Property......................................................29


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
 Section 5.25         Preferential Rights........................................................29
 Section 5.26         Condition of Equipment.....................................................29
 Section 5.27         Royalties..................................................................29
 Section 5.28         Absence of Undisclosed Liabilities.........................................29
 Section 5.29         Accounts Receivable........................................................29
 Section 5.30         Year 2000..................................................................29
 Section 5.31         Reserves and Reserve Reports...............................................30
ARTICLE VI PRE-CLOSING COVENANTS.................................................................30
 Section 6.1          Covenants of STEN and Majority Shareholder.................................30
 Section 6.2          Covenants of Buyer.........................................................34
 Section 6.3          Supplements to Schedules...................................................34
 Section 6.4          Release of Guarantees, Bonds...............................................34
 Section 6.5          Excluded Assets............................................................35
 Section 6.6          Confidentiality Agreement..................................................35
 Section 6.7          Governmental Approvals.....................................................35
 Section 6.8          No Solicitations...........................................................35
ARTICLE VII CLOSING CONDITIONS...................................................................36
 Section 7.1          Conditions to Obligations of STEN and Majority Shareholder.................36
 Section 7.2          Conditions to Obligations of Buyer.........................................37
ARTICLE VIII INDEMNIFICATION.....................................................................39
 Section 8.1          Indemnification by Majority Shareholder and STEN...........................39
 Section 8.2          Indemnification by Buyer...................................................40
 Section 8.3          Procedures for Third Party Claims..........................................40
 Section 8.4          Limits and Special Provisions for Recovery for Indemnified Costs...........42
 Section 8.5          Exclusive Remedy; Scope of Representations.................................42
ARTICLE IX TAX MATTERS...........................................................................43
 Section 9.1          Preparation and Filing of Tax Returns......................................43
 Section 9.2          Tax Allocation Arrangements................................................45
 Section 9.3          Access to Information......................................................46
 Section 9.4          Majority Shareholder Indemnification.......................................46
 Section 9.5          Buyer Indemnifications.....................................................46
 Section 9.6          Indemnification Procedures.................................................47
 Section 9.7          Refunds or Credits.........................................................48
 Section 9.8          Conflict...................................................................49
 Section 9.9          Section 338(h)(10) Elections...............................................49
ARTICLE X ADDITIONAL AGREEMENTS..................................................................50
 Section 10.1         Adjustments to Purchase Price..............................................50
 Section 10.2         Post-Closing Audit; Settlement Statement...................................51
 Section 10.3         Preservation of Books and Records; Access..................................52
 Section 10.4         Further Assurances.........................................................52
 Section 10.5         Casualty Loss..............................................................52
 Section 10.6         Employees..................................................................53
 Section 10.7         Post-Closing Proceeds......................................................54
 Section 10.8         Change of Name.............................................................54
 Section 10.9         Transition Agreement.......................................................54
 Section 10.10        Post-Closing Confidentiality Agreement.....................................54


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
 Section 10.11        The Hedge Book.............................................................55
 Section 10.12        Discharged Liens...........................................................55
 Section 10.13        Non-Solicitation...........................................................55
 Section 10.14        Directors' and Officers' Insurance.........................................55
ARTICLE XI TERMINATION...........................................................................55
 Section 11.1         Termination................................................................55
 Section 11.2         Effect of Termination......................................................55
ARTICLE XII MISCELLANEOUS........................................................................56
 Section 12.1         Survival of Representations and Warranties.................................56
 Section 12.2         Amendment and Waiver.......................................................56
 Section 12.3         Notices....................................................................56
 Section 12.4         Specific Performance.......................................................58
 Section 12.5         Entire Agreement...........................................................58
 Section 12.6         Severability...............................................................58
 Section 12.7         Assignment; No Third Party Benefit.........................................58
 Section 12.8         Headings...................................................................58
 Section 12.9         Choice of Law..............................................................59
 Section 12.10        Expenses...................................................................59
 Section 12.11        Counterparts...............................................................59
 Section 12.12        Gender, Number, "including"................................................59


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APPENDIX

Appendix I        Title Matters

EXHIBITS

Exhibit A         Arbitration Procedures
Exhibit B         Form of Assignment
Exhibit C         Terms of Transition Agreement
Exhibit D         Terms of Master Hedge Agreement
Exhibit E         Environmental Letter

SCHEDULES

Schedule 1.1      Employment Agreements
Schedule 1.2      Equipment Purchase Payment Liens
Schedule 1.3      Other Excepted Liens
Schedule 1.4      Excluded Assets
Schedule 1.5      Excluded Liabilities
Schedule 1.6      Hedge Book
Schedule 1.7      Capital Expenditures
Schedule 4.4      Buyer Consents and Approvals
Schedule 5.1      The Companies' Ownership Interests in Subsidiaries and Other
                  Entities
Schedule 5.3      Capitalization of Subsidiaries; Repurchase Obligations
Schedule 5.5      Necessary Consents and Approvals
Schedule 5.6      Compliance with Laws
Schedule 5.8      Changes or Events
Schedule 5.10     Guarantees
Schedule 5.11     Contracts
Schedule 5.12     Payment of Dividends and Stock Redemption Rights
Schedule 5.13     Litigation
Schedule 5.14     Exception to Leases
Schedule 5.15     Tax Matters
Schedule 5.16     Employee Benefit Plans and Employees
Schedule 5.17     Insurance
Schedule 5.19     Environmental Compliance Issues
Schedule 5.20     Additional Drilling Obligations
Schedule 5.21     Prepayment for Production
Schedule 5.23     Plugging and Abandonment Obligations
Schedule 5.24     Intellectual Property
Schedule 5.25     Preferential Rights
Schedule 5.26     Condition of Equipment
Schedule 5.27     Royalties
Schedule 5.28     Undisclosed Liabilities
Schedule 6.4      Surety Obligations
Schedule 10.6     Severance Obligations
Schedule I-A      Oil and Gas Properties Information; Allocated Values